Registration No.______________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            American Oil & Gas, Inc.
                  -------------------------------------------
                 (Name of small business issuer in its charter)

        Nevada                       1311                         88-0451554
 ---------------------      ---------------------------        ----------------
(State or Jurisdiction     (Primary Standard Industrial       (I.R.S. Employer
    of Incorporation              Classification                Identification
    or organization)               Code Number)                    Number)

                          1050 17th Street, Suite 1850
                             Denver, Colorado 80265
                                 (303) 991-0173
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

                               Andrew P. Calerich
                          1050 17th Street, Suite 1850
                             Denver, Colorado 80265
                                 (303) 991-0173
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                         Copy of all communications to:
                              Alan Talesnick, Esq.
                               Donna Bloomer, Esq.
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE

 Title Of Each Class of                               Proposed Maximum        Proposed Maximum
    Securities To Be             Amount To Be        Offering Price Per      Aggregate Offering          Amount Of
       Registered                 Registered              Unit (1)                Price (1)           Registration Fee
       ----------                 ----------              --------                ---------           ----------------

      Common Stock                5,403,000                $2.57                 $13,885,710              $1,759.32


------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the high and low prices for the Registrant's common stock as reported on the Cbs.Marketwatch.com website on December 2, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED DECEMBER 2, 2004

                                   PROSPECTUS

                            AMERICAN OIL & GAS, INC.

                        5,403,000 SHARES OF COMMON STOCK



     This prospectus relates to the sale by certain stockholders of American Oil & Gas, Inc. of up to 5,403,000 shares of our common stock which they own. Our common stock is quoted on the OTC Bulletin Board under the symbol "AOGI." On December 2, 2004 the high and low prices for one share of our common stock were $2.62 and $2.51, respectively, as reported by the Cbs.Marketwatch.com website. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                  ---------------------------------------------

     These securities are speculative and involve a high degree of risk. You should consider carefully the "Risk Factors" beginning on Page 4 of this prospectus before making a decision to purchase our stock.

                  ---------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  ---------------------------------------------



                 The date of this prospectus is __________, 2004

                                TABLE OF CONTENTS


Prospectus Summary..........................................................3

Risk Factors................................................................4

Cautionary Statement Regarding Forward-Looking Statements..................10

Use of Proceeds............................................................10

Dilution...................................................................10

Selling Security Holders...................................................10

Plan of Distribution.......................................................12

Legal Proceedings..........................................................12

Directors, Executive Officers and Control Persons..........................13

Security Ownership of Certain Beneficial Owners and Management.............14

Description of Securities..................................................16

Interest of Named Experts and Counsel......................................17

Disclosure of Commission Position of Indemnification
 for Securities Act Liabilities............................................18

Description of Business....................................................18

Management's Discussion and Analysis and Plan of Operation.................21

Description of Property....................................................25

Certain Relationships and Related Transactions.............................30

Market for Common Equity and Related Stockholder Matters...................31

Executive Compensation.....................................................32

Financial Statements.......................................................33

Changes in and Disagreements with Accountants
 on Accounting and Financial Disclosure....................................33

Additional Information.....................................................34

                               Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.

Overview

     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. During 2003, we acquired undeveloped oil and gas prospects and participated in initial drilling operations in certain of our projects in Montana and Wyoming. Prior to these acquisitions, we had not had operations for some time.

     We were incorporated on February 15, 2000, as DrGoodTeeth.com, to engage in the business of operating an online dental resource website. After attempting to operate the business for over two years, our founders were unsuccessful in generating a going concern. They had approached all the dental supply companies in Thailand but were unsuccessful in securing any sponsors or advertisers and were unable to generate adequate traffic to the DrGoodTeeth.com website. As a result of a continued lack of profitability in operating the online dental resource website and because the previous officers and directors no longer had the time to devote full effort to the business of the Company, we changed our operational focus in January 2003 to oil and gas exploration and production.

     On January 17, 2003, in anticipation of acquiring oil and gas interests and in an effort to more accurately reflect the expected change in our operational focus, we changed our name from DrGoodTeeth.com to American Oil & Gas, Inc. Accordingly, our stock symbol was changed from "DRGT" to the current symbol "AOGI."

     Our principal executive offices are located at 1050 17th Street, Suite 1850 Denver, Colorado 80265, and our telephone number is (303) 991-0173.

The Offering

     By means of this prospectus, a number of our stockholders are offering to sell up to 5,403,000 shares of common stock which they own. In this prospectus, we refer to these persons as the selling security holders.

     As of November 29, 2004, we had 29,006,202 shares of common stock issued and outstanding, which includes shares offered by this prospectus. The number of outstanding shares of common stock does not give effect to common stock which may be issued pursuant to the conversion of our series A preferred stock and the exercise of options and/or warrants previously issued by American Oil & Gas, Inc.

     We will not receive any proceeds from the sale of common stock by the selling security holders pursuant to this prospectus.

Summary Financial Data

     The following table presents summary financial information for the nine months ended September 30, 2004 (unaudited) and for the fiscal year ended December 31, 2003.

                             Nine Months Ended
                             September 30, 2004                Year Ended
                                (unaudited)                December 31, 2003
                             ------------------            -----------------
Revenue                            $407,458                      $97,892
Operating Expenses                 $811,027                     $898,874
Net Loss                          $(396,430)                   $(800,982)
Current Assets                   $6,833,919                   $1,178,989
Total Assets                     $8,581,006                   $3,110,033
Current Liabilities                $111,151                     $426,368
Total Liabilities                  $125,498                     $457,056
Stockholders' Equity             $8,455,508                   $3,110,033


                                  Risk Factors

     You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risks related to our industry, business and strategy

     We have had operating losses in the past and there is no assurance that we will ever operate profitably. We have reported net losses for the nine months ended September 30, 2004, for the fiscal year ended December 31, 2003 and for previous years. There is no assurance that our current or future operations will be profitable.

     We depend on a strategic relationship to conduct our operations, the loss of which could significantly harm our business. We are highly dependent on the personnel of Tower Energy Corporation, based in Denver, Colorado, and the personnel of North Finn LLC, based in Casper, Wyoming, for our oil and gas operational and technical expertise. We currently do not employ enough personnel with oil and gas expertise to conduct our business on our own. The loss of these relationships could have a material adverse effect on us.

     We have a limited operating history in the oil and gas business. We currently have two full-time employees. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas;
(2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.

     We could be adversely impacted by changes in the oil and gas market, which we cannot predict. The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

     Our ongoing overhead exceeds our incoming revenue and our cash resources are not unlimited. We need to increase our sources of revenue and/or funding in order to sustain operations for the long run. There is no assurance that this will occur.

     We may not discover commercially productive reserves. Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.

     Exploratory drilling is an uncertain process with many risks. Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

     o    unexpected drilling conditions,
     o    pressure or irregularities in formations,
     o    equipment failures or accidents,
     o    adverse weather conditions,
     o    compliance with governmental requirements,
     o shortages or delays in the availability of drilling rigs and the delivery of equipment, and
     o    shortages of trained oilfield service personnel.

     Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.

     Our exploration and development activities are subject to reservoir and operational risks. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts (such as the blowout experienced at our initial exploratory well), uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses.

     We expect to maintain insurance against some, but not all, of the risks associated with drilling and production in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial condition and results of operations.

     Our operations require large amounts of capital. Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Under our current capital expenditure budget, we expect to spend a minimum of approximately $3,700,000 on exploration and development activities during our fiscal year ending December 31, 2005. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity. Volatility in the price of our common stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. Future cash flows and the availability of financing will be subject to a number of variables, such as:

     o    our success in locating and producing reserves in other projects,
     o    the level of production from existing wells, and
     o    prices of oil and gas.

     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Debt financing, if obtained, could lead to:

     o a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,
     o our being more vulnerable to competitive pressures and economic downturns, and
     o    restrictions on our operations.

     If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.

     Oil and gas prices are volatile and an extended decline in prices could hurt our business prospects. Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:

     o    have a material adverse effect on our results of operations,
     o    limit our ability to attract capital,
     o make the formations we are targeting significantly less economically attractive,
     o    reduce our cash flow and borrowing capacity, and
     o    reduce the value and the amount of any future reserves.

Various factors beyond our control will affect prices of oil and gas, including:

     o    worldwide and domestic supplies of oil and gas,
     o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

     o political instability or armed conflict in oil or gas producing regions,
     o    the price and level of foreign imports,
     o    worldwide economic conditions,
     o    marketability of production,
     o    the level of consumer demand,
     o    the price, availability and acceptance of alternative fuels,
     o    the availability of processing and pipeline capacity,
     o    weather conditions, and
     o    actions of federal, state, local and foreign authorities.

     These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.

     Accounting rules may require write-downs. Under full cost accounting rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

     We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results. It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In some cases, we are in the process of having those interests so assigned. If the title to the leases acquired is defective, or title to the leases one of our partners acquires for our benefit is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured or if one of our partners does not assign to us our interest in a lease acquired for our benefit, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

     Our industry is highly competitive and many of our competitors have more resources than we do. We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

     Technological changes could put us at a competitive disadvantage. The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

     Our industry is heavily regulated. Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

     Our operations must comply with complex environmental regulations. Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.

     Our business depends on transportation facilities owned by others. The marketability of our anticipated gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

     Attempts to grow our business could have an adverse effect. Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

     There is a limited market for our Common Stock, and an investor cannot expect to liquidate his investment regardless of the necessity of doing so. The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with them as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral.

     Our common stock is classified as penny stock and is extremely illiquid, so investors may not be able to sell as much stock as they want at prevailing market prices. Our common stock is classified as penny stock. Penny stocks generally are equity securities with a price of less than $5.00 and trade on the over-the-counter market. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered in this registration statement. In addition, the "penny stock" rules adopted by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 subject the sale of the shares of the common stock to regulations which impose sales practice requirements on broker-dealers, causing many broker-dealers to not trade penny stocks or to only offer the stocks to sophisticated investors that meet specified net worth or net income criteria identified by the SEC. These regulations contribute to the lack of liquidity of penny stocks. A more detailed description of the penny stock rules is included in this prospectus under "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS".

     The average daily trading volume of our common stock on the over-the-counter market was approximately 98,000 shares per day over the 90 day period ending December 2, 2004. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

     Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock. Although our stock is illiquid, at the time of effectiveness of the registration statement, the number of shares of our common stock eligible to be immediately sold in the market will increase approximately from 16,641,500 to 22,044,500. If the selling stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that selling stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.

     As of November 29, 2004, 12,364,702 shares of our total outstanding shares are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well. 7,774,702 shares of common stock, including those underlying our convertible securities, that are not being registered in the registration statement are "restricted securities" as that term is defined under the Securities Act. Though not currently registered, these restricted securities may be sold in compliance with Rule 144 of the Securities Act or pursuant to a future registration statement. Rule 144 provides that a person holding restricted securities for a period of one year or more may, sell those securities in accordance with the volume limitations and other conditions of the rule. Sales made pursuant to Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, could result in significant downward pressure on the market price for our common stock.

     Our board of directors can issue preferred stock with terms that are preferential to our common stock. Our board of directors may issue up to 25 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:

     o the establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;

     o greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and
     o the right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

            Cautionary Statement Regarding Forward-Looking Statements

     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as "may," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and elsewhere in the documents we file with the SEC that are incorporated herein.

                                 Use of Proceeds

     We will not receive proceeds from the sale of shares under this prospectus by the selling security holders.

                                    Dilution

     We are not selling any common stock in this offering. The selling security holders are current stockholders of American Oil & Gas, Inc. As such, there is no dilution resulting from the common stock to be sold in this offering.

                            Selling Security Holders

     The securities are being offered by the named selling security holders below. The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 5,403,000 shares of our common shares now owned by them. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus.

     Certain of the individuals and/or entities listed below received the shares offered hereby in connection with a private placement completed on September 28, 2004. Pursuant to this private placement, we received $4,500,000 in cash as payment for 3,000,000 shares of common stock. In connection with the private placement, we agreed to prepare and file at our expense, within 70 days of the closing of the offering, a registration statement with the SEC covering the resale of the shares received in the private placement by the entities listed below. The shares to be sold by the listed selling security holders also include: (1) 30,000 shares issued to a consulting firm for introducing us to the investment adviser for the six institutional purchasers in the September 28, 2004 offering; (2) an aggregate of 1,550,000 shares issued pursuant to a private offering conducted in March of 2004, including 25,000 shares which were issued upon exercise of warrants issued in connection with this offering; (3) 153,000 shares underlying options granted to a consultant pursuant to a consulting agreement which vest on December 31, 2005; and (4) an aggregate of 670,000 shares underlying the Company's series A preferred stock.

The following table sets forth, with respect to the selling security holders:

     o the number of shares of common stock beneficially owned as of November 29, 2004 and prior to the offering contemplated hereby,

     o the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus,

     o the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

     o the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby, and

     o in notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

                                               Number of Shares                                             Percentage of
                                               of Common Stock                         Number of Shares    Shares of Common
                                                 Owned Before      Number of Shares      Owned After      Stock Owned After
        Selling security holders(A)              Offering(B)       To Be Offered(C)        Offering           Offering
        ---------------------------              -----------       ----------------        --------           --------
WTC-CIF Energy Portfolio                            104,300               104,300               0                 0%
WTC-CTF Energy Portfolio                            653,200               653,200               0                 0%
Spindrift Partners, L.P.                            978,300               978,300               0                 0%
General Mills Group Trust                            65,500                65,500               0                 0%
General Mills VEBA                                   17,900                17,900               0                 0%
Spindrift Investors (Bermuda) L.P.                1,180,800             1,180,800               0                 0%
Malcolm Deitch and Tanis Deitch JTWROS               50,000                50,000               0                 0%
Feagans' Consulting, Inc. 1,2                        30,000                30,000               0                 0%
LMA Hughes LLLP                                   1,500,000             1,500,000               0                 0%
Neal Feagans 2                                      153,000               153,000               0                 0%
Robert L. Whittlesey                                300,000               300,000               0                 0%
R.A. Montgomery                                     370,000               370,000               0                 0%
                                                  ---------             ---------          ---------          ---------
TOTALS                                            5,403,000             5,403,000               0                 --

---------------------

(A) Includes shares underlying series A preferred stock into which the series A preferred stock is convertible, and shares underlying warrants and/or options held by the selling security holder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus.

(B) The number of shares of common stock to be sold assumes that the selling security holder elects to sell all of the shares of common stock held by the selling security holder that are covered by this prospectus.

(C) It is our understanding that any selling security holder that is an affiliate of a broker-dealer that purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.

1.   Assisted the Company with introductions for fundraising.

2.   Provides consulting services to Company.

                              Plan of Distribution

     The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

     The selling security holders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the selling security holders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required, or have elected, to pay all fees and expenses incident to the registration of the shares being registered herein. We are not required to pay commissions and other selling expenses. We have agreed to indemnify certain of the selling security holders against losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact necessary to make the statements therein not misleading.

                                Legal Proceedings

     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest to our interest.

                Directors, Executive Officers and Control Persons

     Patrick D. O'Brien (55), has served as our CEO and as a director since February 19, 2003. Mr. O'Brien served as our President from February 19, 2003 until July 16, 2003. Mr. O'Brien is also chief executive officer, president, co-founder and a director of Tower Colombia Corporation and splits his time equally between the two entities. Prior to co-founding Tower Colombia Corporation in 1995, Mr. O'Brien co-founded Tower Energy in 1984 and co-founded Tower Drilling Company in 1980. Mr. O'Brien began his career in the oil and gas industry with the Dowell Division of Dow Chemical Company where he engineered and supervised all phases of well stimulation and cementing. He joined the Colorado Interstate Gas Company in 1974 where he was responsible for the design, acquisition and development of company-owned gas storage fields. In 1980, Mr. O'Brien joined Montana Power Company as Senior Petroleum Engineer with the responsibility for design, long-range planning and performance economics for its exploration and development programs. Mr. O'Brien has spent over 25 years working in the Powder River Basin. Mr. O'Brien received his B.S. in Petroleum Engineering from the Montana College of Mineral Science and Technology.

     Andrew P. Calerich (40), has served as our President and CFO since July 17, 2003, and as a director since October 30, 2003. Mr. Calerich has over 14 years of public company oil and gas finance experience in a variety of capacities for various companies. Most recently, Mr. Calerich served as Vice President and Chief Financial Officer for PYR Energy Corporation. During his six years at PYR, he assisted in raising in excess of $40 million in capital through various financings and in moving the listing and trading of PYR's common stock from the OTC to the American Stock Exchange. From 1993 to 1997, Mr. Calerich was a business consultant specializing in accounting and finance for public and private oil and gas producers in Denver. From 1990 to 1993, Mr. Calerich was employed as corporate Controller at Tipperary Corporation, a public oil and gas exploration and production company. Mr. Calerich began his professional career in public accounting with an international accounting firm. Mr. Calerich is a Certified Public Accountant and earned B.S. degrees in both Accounting and Business Administration at Regis College, in Denver.

     Alan Gelfand (43), has served as a director of the Company since December 13, 2002. Prior to becoming a director of the Company, Mr. Gelfand was a stockbroker from 1987 until December 2002. Between May 1991 and January 1993, Mr. Gelfand founded and operated the first on-hill photography company in Whistler, B.C., Canada. Since December 2002, Mr. Gelfand has worked in investment banking and venture capital funding. Prior to 1987, he had worked as an entrepreneur by co-owning and operating a 15,000 sq. ft. flea market and operating a small corporate incentive gift company. He graduated from Simon Fraser University with a Bachelor of Business Administration in 1982.

     Kendell V. Tholstrom (58), has served as a director of the Company since February 19, 2003. Mr. Tholstrom is on the board of directors and manages operations for Tower Colombia Corporation. Prior to joining Tower Colombia Corporation in 1995, he served as Vice President/General Manager for Presidio Oil Company from 1986 to 1995. His responsibilities included the day-to-day management of 35 office employees and 40 field employees. Mr. Tholstrom worked at Sabine Corporation, an oil and gas exploration and production company, from 1982 to 1986 as Division Operations Manager. He worked at Terra Resources 1977 to 1986 in various engineering and management positions and at ARCO Oil & Gas from 1970 to 1972. Mr. Tholstrom is a Registered Professional Engineer in Colorado and has 30 years of petroleum industry experience. Mr. Tholstrom received a B.S. in Petroleum Engineering in 1968 and an M.S. in Petroleum Engineering in 1970 from the Montana College of Mineral Science and Technology.

     M.S. (Moni) Minhas (49), has served as a director of the Company since February 19, 2003. Mr. Minhas is a private businessman and consultant who has, over the last eight years, served as a consultant to Quantel Engineering, PanCanadian Petroleum Limited, Talisman Energy, Abu Dhabi National Oil Company (ADNOC), Petronas National Oil Company (Malaysia), Pertamina National Oil Company (Indonesia), ARCO and Wascana, assisting in the optimization of their reserve production and the development of their properties. From 1980 to 1995, he was employed by PanCanadian Petroleum Ltd. (now EnCana Corporation), eventually serving in senior supervisory, administrative and management positions. Mr. Minhas was responsible for the development of major oil and gas properties in partnership with multinational corporations, and also served as Supervisor for Production Revenue Department in the Reservoir/Exploitation Department, as Leader of the Reserves Task Force and as a Project Engineer/Manager. Mr. Minhas received a B.S. in Petroleum Engineering from University of Calgary, Alberta.

     Nick DeMare (50), has served as a director, designated audit committee financial expert and as Chairman of the Audit Committee since October 30, 2003. Mr. DeMare holds a Bachelor of Commerce degree from the University of British Columbia and is a member in good standing of the Institute of Chartered Accountants of British Columbia. Since May 1991, Mr. DeMare has been the President of Chase Management Ltd., a private company which provides a broad range of administrative, management and financial services to private and public companies engaged in mineral exploration and development, gold and silver production, oil and gas exploration and production, and venture capital. Mr. DeMare indirectly owns 100% of Chase Management Ltd. Mr. DeMare currently serves as an officer and director of the following other public reporting companies:

       Names of Reporting Issuers             Position(s) Held                         Market
       --------------------------             ----------------                         ------
Aguila American Resources, Ltd.           Director                                     TSXV
Andean American Mining Corp.              Director & Secretary                         TSXV
California Exploration Ltd.               Director, President & CEO                    TSXV & OTCBB
GGL Diamond Corp.                         Director                                     TSXV
Gold Point Exploration Ltd.               Director & President                         TSXV
Golden Peaks Resources Ltd.               Director                                     TSXV
Goldmarca Limited                         Director                                     TSXV
Halo Resources Ltd.                       Director, President & CEO                    TSXV & OTCBB
Hilton Resources Ltd.                     Director, President & CEO                    TSXV & OTCBB
Kookaburra Resources Ltd.                 Director                                     TSXV
Lariat Resources Ltd.                     Director                                     TSXV
Medina International Corp.                Director, Secretary, Treasurer & CFO         Pink Sheets
Tinka Resources Limited                   Director, President & Secretary              TSXV
Tumi Resources Limited                    Director                                     TSXV & OTCBB


         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information concerning the ownership of our common stock as of November 29, 2004, with respect to: (i) each person known to us to be the beneficial owner of more than five percent of our common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The number of shares listed as beneficially owned in the following table reflect the forward stock split of 8.25-for-1 of our issued and outstanding common stock which became effective on January 17, 2003. As of November 29, 2004, there were 29,006,202 shares of common stock issued and outstanding:

     Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by him.

     The term "named executive officer" refers to our chief executive officer and each of our other executive officers who received at least $100,000 of compensation in 2003.

     This table does not include convertible securities which, due to contractual restrictions, are not exercisable within 60 days of the date of this prospectus.


                                                            Number of Shares
 Name and Address of Beneficial Owner                     Beneficially Owned (1)       Percent of Class (2)
 ------------------------------------                     ----------------------       --------------------
Patrick D. O'Brien(3)                                             733,025                     2.5%
1050 17th Street, Suite 1850
Denver, CO  80265

Andrew P. Calerich(4)                                             999,950                     3.4%
1050 17th Street, Suite 1850
Denver, CO  80265

Alan Gelfand                                                      100,238                     *
1050 17th Street, Suite 1850
Denver, CO  80265

Kendell Tholstrom                                                 608,025                     2.1%
1050 17th Street, Suite 1850
Denver, CO  80265

Nick DeMare(5)                                                    274,000                     *
1050 17th Street, Suite 1850
Denver, CO  80265

M.S. ("Moni") Minhas                                              100,238                     *
1050 17th Street, Suite 1850
Denver, CO  80265

Executive Officers and Directors                                2,815,476                     9.7%
as a Group (six individuals)

LMA Hughes LLLP                                                 1,500,000                     5.2%
6307 Hawthorne Lane
Lakewood, CO  80227

------------------

*    Less than one percent.

(1) The number of shares and the percentage of the class beneficially owned by the entities above is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as beneficially owned by such person or entity.

(2) Percentages are based upon the total 29,006,202 outstanding shares of common stock combined with the number of shares of common stock beneficially owned by each person or entity.

(3) Includes options to purchase 125,000 shares of common stock that are currently exercisable.

(4) Includes 250,000 shares that will vest on July 1, 2005, provided that Mr. Calerich continues to be employed by us through that date.

(5) Includes 50,000 shares owned by DNG Capital Corp., which is a company wholly owned by Mr. DeMare. Mr. DeMare was granted 100,000 shares of common stock in exchange for services rendered by him as a director. Of these 100,000 shares, 12,500 shares will vest for every quarter he serves as a Director, Chairman of the Audit Committee and as the designated Financial Expert of American Oil & Gas, Inc. Upon vesting the shares are issued in the name of DNG Capital Corp.

                            Description of Securities

     Pursuant to our articles of incorporation, as amended, we are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares are authorized for issuance as Series A preferred stock. Below is a description of our common stock, shares of which are being offered in this prospectus and a description of our preferred stock.

Common stock

     Holders of the common stock are entitled to one vote for each share held by them of record on our books in all matters to be voted on by the stockholders. Holders of common stock are entitled to receive dividends as may be legally declared from time to time by the board of directors, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on common stock is subject to the discretion of the board of directors and will depend upon a number of factors, including our future earnings, capital requirements and financial condition. We have not declared dividends on our common stock in the past and we currently anticipate that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

     The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. There exists no provision in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of American Oil & Gas, Inc.

     Corporate Stock Transfer ("CST") acts as our transfer agent and registrar. CST's address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is 303-282-4800.

Preferred Stock

     On August 18, 2003, the Board of Directors authorized and established a Series A of the Company's preferred stock and conducted a private offering of the Series A preferred shares (the "Preferred Offering").

     Dividends. Holders of series A preferred stock are entitled to an 8% per annum dividend on each of August 18, 2004 and August 18, 2005. To the extent feasible, the dividend obligation will be satisfied by the Net Profit Interest ("NPI") granted to investors in the Preferred Offering., which is a collective NPI of 20% in and to certain wells that the Company drills and completes in its Mowry project in the Powder River Basin of Wyoming. The exact number of Mowry wells in which investors will receive this aggregate 20% NPI shall equal the number of wells that the Company is able to drill and complete with the total net proceeds the Company realized from the Preferred Offering. The NPI granted to the investors in the Preferred Offering will be owned by the holders of the Series A preferred stock as long as those wells are producing, whether or not the Series A preferred shares are converted into common stock. The NPI will be calculated by taking the Company's share of revenues produced from applicable Mowry wells (net of royalties and taxes), less operating expenses. In the event such NPI is insufficient to finance the dividend obligation, the Company will pay a dividend sufficient to equal and satisfy the dividend obligation.

     In the event the Company expends any of the net proceeds received from the Preferred Offering on a project other than Mowry, it will, to the extent practicable, grant to the holders of the Series A Preferred Stock a collective NPI of 20% in and to certain wells that the Company drills and completed in any such other project. Any such other NPI shall also be allocated in a pro rata manner among all other holders of Series A Preferred Stock, in the same manner as the NPI in and to the Mowry wells.

     Conversion Rights. The preferred shares automatically convert at an equivalent rate of $1.15 per common share into 670,000 common shares in October 2005, or earlier at the discretion of the holders of the preferred shares. The preferred shares will automatically convert if the common stock trades at or above $2.50 for a period of 15 calendar days.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred stock shall be entitled to receive $0.001 per share before the holders of common stock or any other junior securities receive any amount as a result of a liquidation, dissolution or winding up of the Company. The purchase or redemption by the Company of stock of any class, in any number permitted by law, shall be regarded as a liquidation, dissolution or winding up of the Company.

     Voting Rights. The Series A Preferred stock have full voting rights on all matters and are entitled to one (1) vote per share, voting together with the common stock and other preferred stock, as a single class.

                      Interest of Named Experts and Counsel

     Clyde Bailey, P.C., independent auditors, have audited our financial statements as of and for the year ended December 31, 2002, and Wheeler Wasoff, P.C., independent auditors, have audited our financial statements as of and for the year ended December 31, 2003, as set forth in their respective reports. The financial statements are included in reliance on such reports given upon the authority of Clyde Bailey, P.C. and Wheeler Wasoff, P.C. as experts in accounting and auditing. Neither Clyde Bailey, P.C. nor Wheeler Wasoff, P.C. has any ownership interest in us.

     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 36,000 shares of the Company's common stock.

              Disclosure of Commission Position of Indemnification
                         for Securities Act Liabilities

     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas, Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer's or director's duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by American Oil & Gas, Inc. of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             Description of Business

Overview

     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. During 2003, we acquired undeveloped oil and gas prospects and participated in initial drilling operations in certain of our projects in Montana and Wyoming. Prior to these acquisitions, we had not had operations for some time.

     We were incorporated on February 15, 2000, as DrGoodTeeth.com, to engage in the business of operating an online dental resource website. After attempting to operate the business for over two years, our founders were unsuccessful in generating a going concern. They had approached all the dental supply companies in Thailand but were unsuccessful in securing any sponsors or advertisers and were unable to generate adequate traffic to the DrGoodTeeth.com website. As a result of a continued lack of profitability in operating the online dental resource website and because the previous officers and directors no longer had the time to devote full effort to the business of the Company, we changed our operational focus in January 2003 to oil and gas exploration and production.

     On January 17, 2003, in anticipation of acquiring oil and gas interests and in an effort to more accurately reflect the expected change in our operational focus, we changed our name from DrGoodTeeth.com to American Oil & Gas, Inc. Accordingly, our stock symbol was changed from "DRGT" to the current symbol "AOGI."

Recent Events Concerning Our Business

     At September 30, 2004, we owned interests in six gross (.243 net) producing wells at our Big Sky project, and during the quarter ended September 30, 2004 these wells produced a cumulative total of 115,975 barrels of oil equivalent (3,688 boe net to the Company's interest). We expect to participate in four additional wells and own interests in 10 gross (approximately .7 net) wells in our Big Sky project by year-end 2004. Including the wells drilled during 2004, we anticipate participating in a total of 52 gross (approximately 2.5 net) wells in this project over the next three years.

     In June 2004 we signed an agreement for a private company to drill either two horizontal or four vertical wells to test the Mowry formation at our southern Powder River Basin Wyoming, Krejci oil project. The agreement covers approximately 20,000 gross (approximately 10,000 net) leasehold acres out of a total of approximately 39,000 gross (approximately 19,000 net) leasehold acres. The private company will retain 100% working interest in each well drilled and in three of the eight offset locations surrounding that well. We expect to benefit not only from the information received from drilling, but also from the addition of one or more proved undeveloped locations for each successful well drilled. Under a continuous drilling obligation, the private company has the right to drill up to 10 additional wells and earn three more offset locations for each well drilled. We have retained the right to participate in any or all drilling and could own up to 18.75% in the each of the private company initial and offset wells, 31.25% to 50% in the other offset locations and 50% in all other acreage. The private company has commenced the evaluation process by drilling an initial well in order to attempt completion and/or stimulation. Several wells are planned and various drilling and completion techniques are expected to be employed.

     During June 2004, we entered into an option agreement which will allow us to earn a 50% interest in approximately 103,000 gross (approximately 98,000 net) undeveloped leasehold acres in Converse and Niobrara counties, Wyoming, in the area we call our Douglas project. We have a 50% interest in the option acquired, and have identified multiple exploration opportunities within the identified acreage block.

     We have evaluated our ownership in the approximately 4,400 gross (2,200 net to our interest) leasehold acres in the Powder River Basin of Wyoming, in areas we refer to as West Recluse, Glasgow and Bill and in the seven currently producing wells that we own at West Recluse. Because this is not a core area of development and because we feel our other projects offer greater opportunity for larger development potential, on September 30, 2004, we sold a major portion of our ownership in this area. We sold 90% of our interest in this acreage position and 90% of our interest in the existing seven producing West Recluse wells. As part of the agreement, we retained a 5% carried working interest in all additional wells drilled on this acreage. We received sales proceeds of approximately $1.255 million.

Competition

     We operate in the highly competitive oil and gas areas of acquisition and exploration, areas in which other competing companies have substantially larger financial resources, operations, staffs and facilities. Such companies may be able to pay more for prospective oil and gas properties or prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.

Proved Reserves

     As of December 31, 2003, our future cash flows from oil and gas operations have been estimated by Ryder Scott Company Petroleum Consultants, an independent petroleum engineering firm, to be $4,113,335. Ryder Scott has estimated the present value of these future cash flows, discounted at ten percent, to be $2,839,143, and our proved oil and gas reserves are estimated to be 70,923 barrels of oil and 1,527,000 mcf of gas.

Customers

     During fiscal year 2003, we had two major customers: Enserco Energy, Inc. and Link Energy Limited Partnership. Sales to these customers accounted for 71% and 18%, respectively, of oil and gas sales in 2003. During the nine months ended September 30 2004, sales to Enserco and Link accounted for 31% and 52%, respectively, of oil and gas revenues. Because there are other purchasers in areas where we own oil and gas production and because we have the option to change purchasers on our properties if conditions so warrant, we believe that our oil and gas production can be sold in the market in the event that it is not sold to our existing customers.

Employees

     We currently have two full-time employees and no part-time employees.

Governmental Regulation

     Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

Costs and Effects of Compliance with Environmental Laws

     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. Currently, our cost of compliance with applicable environmental laws is nominal; however, we could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.

Reports to Security Holders

     We are required to regularly file reports with the Securities and Exchange Commission (the "SEC"), including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB; Current Reports on Form 8-K, Proxy Statements, and other various reports. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers at www.sec.gov. You may also obtain additional information about us on our website, www.americanoilandgasinc.com.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States.

     In 2003, we purchased oil and gas leasehold interests in and to approximately 22,200 net unproved and undeveloped acres in Montana and Wyoming, from Tower Colombia Corporation, a Colorado corporation ("Tower"), and North Finn, LLC, a Wyoming limited liability company ("North Finn"). In that transaction, we purchased a fifty percent (50%) ownership share of Tower and North Finn's leasehold interests in the Krejci Prospect, located in Niobrara County, Wyoming, the Bear Creek Prospect located in Carbon County, Montana and in certain coal bed methane leases located in the Powder River Basin of Wyoming. Each of these projects comprised only unproved and undeveloped mineral leases.

     In conjunction with the transaction with Tower and North Finn, a Participation Agreement was executed on January 17, 2003 whereby Tower and North Finn, and the principals of each, agreed to provide us with the right to participate, on an equal basis (50% for us and 50% for them), in (i) any financing transaction regarding an oil and/or gas exploration and production asset, or (ii) acquisition or disposition of oil and/or gas exploration and production assets that becomes available to any of them. The agreement expires February 18, 2005. The principals of Tower and North Finn have also agreed to provide us with oil and gas operational and technical expertise.

     Our operations have been funded primarily through the sale of our common stock and common stock warrants and sales of partial interests in our oil and gas properties. Since January 2003, we have closed on various sales of our common stock, resulting in aggregate receipt of approximately $8,850,000. Included in these sales are two financings completed during 2004. In September 2004 we received a total of $4,500,000 through the sale of 3,000,000 shares of common stock. In March 2004, we received a total of $1,525,000 through the sale of 1,525,000 shares of common stock.

     In September 2004, we received approximately $1,255,000 from the sale of a portion of our interests in seven producing coalbed methane gas wells and approximately 4,100 undeveloped coalbed methane acres. In March 2004, we received a total of $326,247 from the sale of one-third of our interests in our Big Sky Project in connection with the March 2004 private placement described above.

     At September 30, 2004, we own interests in six gross (.243 net) producing wells at our Big Sky project, and during the quarter ended September 30, 2004 these wells produced a cumulative total of 115,975 barrels of oil equivalent (3,688 boe net to the Company's interest). We expect to participate in four additional wells and own interests in 10 gross wells (approximately 7/10th's of one net well) here by year-end 2004. Including the wells drilled during 2004, we anticipate participating in a total of 52 gross (approximately 2.5 net wells) over the next three years.

Results of Operations

The nine months ended September 30, 2004 compared with the nine months ended September 30, 2003.

     We recorded losses of $396,430 (two cents per common share) and $579,555 (two cents per common share) for the nine months ended September 30, 2004 and 2003, respectively. Our revenues from oil and gas production increased from $29,853 for the nine months ended September 30, 2003 to $407,458 for the nine months ended September 30, 2004.

     For the nine months ended September 30, 2004, we recorded $187,286 in revenues from the sale of 47,519 MCF of natural gas for an average net price of $3.94 per MCF, and $220,172 in revenues from the sale of 5,447 barrels of oil for an average net price of $40.42 per barrel. Lease operating expenses and production taxes were $66,306 or $4.96 per boe., resulting in net income from oil and gas operations of $341,152. We recorded depreciation, depletion and amortization expense associated with our oil and gas operations for the quarter ended September 30, 2004 of $97,069, or $7.26 per barrel of oil equivalent produced.

     For the prior year nine month period ended September 30, 2003, we recorded $29,835 in revenues from the sale of 9,129 MCF of natural gas for an average net price of $3.27 per MCF, and there were no sales of oil production. Lease operating expenses and production taxes were $12,995 or $8.54 per boe., resulting in net income from oil and gas operations of $16,858. We recorded depreciation, depletion and amortization expense associated with our oil and gas operations for the nine months ended September 30, 2003 of $7,953, or $5.23 per barrel of oil equivalent produced.

     We recorded $640,401 and $587,340 in general and administrative expenses during the nine months ended September 30, 2004 and 2003, respectively. Included in the nine months ended September 30, 2004 and 2003 is a non-cash charge of $211,875 and $70,625, respectively, in compensation expense, to reflect the pro-rata quarterly value of common stock to be paid to our President and CFO through the second quarter of 2005, as a component of his employment agreement. Included in the nine months ended September 30, 2004 is a $50,113 non-cash charge to Directors' expense for the value of common stock paid to one of our Directors.

The fiscal year ended December 31, 2003 compared with the fiscal year ended December 31, 2002.

     We recorded losses of $800,982 (three cents per common share) and $149,216 (one cent per common share) for the fiscal years ended December 31, 2003 and 2002, respectively.

     During the fiscal year ended December 31, 2003, we recorded $97,892 in oil and gas revenues. Net of lease operating expenses and production taxes of $37,842, we had $60,050 in net cash flow from oil and gas operations. We sold 687 barrels of oil at an average price of $28.33 resulting in oil revenues of $19,469 and we sold 21,430 mcf of natural gas at an average price of $3.66 per mcf resulting in gas revenues of $78,423. We did have any operations and recorded no revenues during the fiscal year ended December 31, 2002.

     During 2003, we spent a total of $824,767 for general and administrative expenses. Of this amount, $377,305 was incurred during the first and second quarters and relates primarily to our efforts to secure financing and to transition into the business of oil and gas exploration and production. During the third and fourth quarters of 2003, we incurred a total of $447,462 for general and administrative expenses primarily in conjunction the pursuit of oil and gas operations. Included in the amount incurred during the third and fourth quarters is a non-cash charge of $141,250 to compensation expense to reflect the six month pro-rata value of 125,000 shares of restricted common stock to be paid to our President and CFO as a component of his employment agreement from July 2003 through July 2005, and a non-cash one-time charge of $84,200 to directors' expense for 100,238 shares of restricted common stock paid to a director for his past and future service. Also included is a non-cash charge of $8,750 to directors' expense to reflect the value of 12,500 shares of restricted common stock that was paid to another director for serving as Director, designated audit committee financial expert and as Chairman of the Audit Committee. We are obligated to pay this director 12,500 shares of restricted common stock for each quarter he serves in these capacities through the third quarter 2005.

     Included in general and administrative expenses for the fiscal year ended December 31, 2003 are:

         Description                                  Amount
         -----------                                  ------
         Consulting services                         $154,643
         Legal Fees                                   152,171
         Stock Based Compensation Expense             141,250
         Stock Based Directors expense                 92,950
         Travel                                        90,655
         Salaries                                      48,000
         Investor relations expense                    42,869

     For the year ended December 31, 2002, we incurred $149,216 in general and administrative expenses. During our transition into the business of oil and gas exploration and production, a number of individuals assisted in the transition by providing us with oil and gas related operational and technical services and expertise. These individuals were compensated for their services through the issuance of 4,747,646 shares of common stock valued at $143,864. The shares of common stock were valued at the market price and were issued to the individuals, each of whom were unrelated to the Company, in an arms-length transaction.

     We recorded $30,997 in depreciation, depletion and amortization expense for the fiscal year ended December 31, 2003 for a depletion rate per BOE of $7.28. We recorded nominal depreciation expense associated with our fixed assets. We did not have any oil or gas assets or fixed assets during the fiscal year ended December 31, 2002 and, accordingly, did not record any depletion, depreciation or amortization expense during this period.


Liquidity and Capital Resources

     During the nine months ended September 30, 2004, we received a total of $4,500,000 through the sale of 3,000,000 shares of common stock. We also received a total of $1,525,000 through the sale of 1,525,000 shares of common stock. We received approximately $1,255,000 from the sale of a portion of our interest in seven producing coalbed methane gas wells and approximately 4,000 undeveloped coalbed methane acres. We also received a total of $326,247 from the sale of one-third of our interests in our Big Sky Project. At September 30, 2004, we had a working capital amount of approximately $6,737,000.

     We anticipate that our current cash position will be sufficient to fund our known cash requirements for the next 12 months, although we intend to continue financing efforts to support additional oil and gas operations. We anticipate our total cash requirements for the next 12 months to be approximately $6,200,000 to fund drilling operations at our Big Sky Project, to fund our general and administrative expenses and to fund other oil and gas related costs such as drilling, land and geological costs. We expect to be able to fund these requirements with existing capital and expected cash flow from oil and gas operations. We may require additional capital to fund drilling and other related costs in our identified and in other projects. Accordingly, we may need to raise additional capital through sale of equity or debt.

     We have not entered into any commodity swap arrangements or hedging transactions. Although we have no current plans to do so, we may enter into commodity swap and/or hedging transactions in the future in conjunction with oil and gas production. We have no off-balance sheet arrangements. We paid $1,526,937 during the nine months ended September 30, 2004 for drilling and completion costs, leasehold costs, acquisition of acreage and delay rentals with respect to our identified oil and gas projects.

Critical Accounting Policies and Estimates

     The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ materially from those estimates.

     We believe that there are several accounting policies that are critical to understanding our historical and future performance, as these policies affect the reported amounts of revenue and the more significant areas involving management's judgments and estimates. These significant accounting policies relate to revenue recognition, research and development costs, valuation of inventory, valuation of long-lived assets and income taxes. These policies, and our procedures related to these policies, are described in detail below.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS - For purposes of reporting cash flows, we consider as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. At September 30 2004, we had $1,017,139 in cash equivalents.

     OIL AND GAS PROPERTIES - The Company follows the full cost method of accounting for oil and gas operations. Under this method, all costs related to the exploration for, and development of, oil and gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

     DEPLETION, DEPRECIATION AND AMORTIZATION - Depletion of exploration and development costs and depreciation of production equipment is provided using the unit-of-production method based upon estimated proven oil and gas reserves. The costs of significant unevaluated properties are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

     CEILING TEST - In applying the full cost method, the Company performs a ceiling test whereby the carrying value of oil and gas properties and production equipment, net of recorded future income taxes and the accumulated provision for site restoration and abandonment costs, is compared annually to an estimate of future net cash flow from the production of proven reserves. Costs related to undeveloped oil and gas properties are excluded from the ceiling tests. Discounted net cash flow is estimated using year end prices, less estimated future general and administrative expenses, financing costs and income taxes. Should this comparison indicate an excess carrying value, the excess is charged against earnings.

     REVENUE RECOGNITION - The Company recognizes oil and gas revenues from its interests in producing wells as oil and gas is produced and sold from these wells.

     IMPAIRMENT - The Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

     SHARE BASED COMPENSATION - In October 1995, SFAS No. 123 "Accounting for Stock Based Compensation" was issued. This standard defines a fair value based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice of recognizing related compensation expense to employees by adopting the fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board ("APB") Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose on a supplemental basis the pro forma effects on net income and earnings per share of using the fair value measurement criteria.

     INCOME TAXES - We have adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                             DESCRIPTION OF PROPERTY

OIL AND GAS ASSETS

     The following is a description and current status of our specific oil and gas projects:

Big Sky Project (Richland County, Montana)

     We own a 13.33% share of approximately 17,000 gross (1,700 net) leasehold acres in the Big Sky Project in Richland County, Montana. The project is a horizontal drilling program targeting the Mississippian Bakken Formation. The Bakken Formation, which underlies most of the deeper portion of the Williston Basin in Montana and North Dakota, has yielded 30 million barrels of oil from the old upper shale play in Billings, McKenzie and Golden Valley Counties, North Dakota, and an additional 3.5 million barrels of oil from the current middle siltstone play in Richland County, Montana. The North Dakota play succeeded or failed on the presence or lack of natural fractures in a poor matrix reservoir. The Richland County play has a significant advantage in that it has a primary dolomitic siltstone reservoir with modest porosity and permeability.

     At September 30, 2004, we owned interests in six gross (.243 net) producing wells at our Big Sky project, and during the quarter ended September 30, 2004 these wells produced a cumulative total of 115,975 barrels of oil equivalent

(3,688 boe net to the Company's interest). We expect to participate in four additional wells and own interests in 10 gross (approximately .7 net) wells in our Big Sky project by year-end 2004. Including the wells drilled during 2004, we anticipate participating in a total of 52 gross (approximately 2.5 net) wells in this project over the next three years.

Krejci Oil Project (Powder River Basin, Wyoming)

     We own a 50% working interest in a Mowry Oil Shale project located in and around the Krejci Field. Currently, our acreage position consists of approximately 38,100 gross (18,800 net) leasehold acres.

     Our acreage position is located on the southeastern edge of the Powder River Basin near the Lance Creek thrust fault. This fault shifts in strike from north-south to east-west in the prospect area, causing the area to be greatly stressed and potentially fractured. In addition, a brittle, clean siliceous sandstone lies stratigraphically in the center of the Mowry Shale. We believe that the fracturing mechanism, or out of basin faulting, and the layer of sandstone within the shale, which are both present in the Krejci area, make this a potential choice for seeking to establish commercial production from the Mowry Shale. Nevertheless, it is possible for reservoirs to be fractured only in isolated areas, and we are not assured that wells we drill in this area will be productive.

     Mowry oil production was established on the prospect in the Krejci Field in the early 1960's when three wells drilled to the lower Dakota formation were completed in the Mowry after excellent oil shows were noted during drilling. These three wells, in which we have no interest, produced commercial quantities of oil without the benefit of modern stimulation techniques. We believe that by drilling to the same formation in this area and by employing modern drilling, completion and stimulation techniques, production rates and ultimate recovery could be improved.

     Commercial production from the Mowry has also been established by others in another area of the Powder River Basin. Located approximately 60 miles north of our Krejci acreage, the ARCO Fee #1 well in the Dillinger Ranch area has produced 125,000 barrels of oil and 115 MMcf of gas from the Mowry formation. Although the ARCO Fee #1 well is an example of potential for commercial production from the Mowry, there is no assurance that the success of this well is indicative of commercial production on our Krejci acreage.

     We recently signed an agreement for a private company to drill either two horizontal or four vertical wells to test the Mowry formation within this acreage. The agreement covers approximately 20,000 gross (10,000 net) leasehold acres. The private company will retain 100% working interest in each well drilled and in three of the eight offset locations surrounding that well. We expect to benefit not only from the information received from drilling, but also from the addition of one or more proved undeveloped locations for each successful well drilled. Under a continuous drilling obligation, the private company has the right to drill up to 10 additional wells and earn three more offset locations for each well drilled. We have retained the right to participate in any or all drilling and could own up to 18.75% in each of the private company's initial and offset wells, 31.25% to 50% in the other offset locations and 50% in all other acreage. The private company has commenced the evaluation process by drilling an initial well in order to attempt various completion techniques. Several wells are planned and various drilling and completion techniques are expected to be employed.

Douglas Project (Southern Powder River Basin, Wyoming)

     During June 2004, we, entered into an option agreement which will allow us to earn a 50% interest in approximately 103,000 gross (98,000 net) undeveloped leasehold acres in Converse and Niobrara Counties of Wyoming, in the area of our Douglas project. We have a 50% interest in the option acquired, and Tower Columbia Corporation and North Finn, LLC have the remaining 50% interest. We have identified multiple exploration opportunities within the identified acreage block.

     Our initial focus will be on the Fetter Field, which is a Niobrara/Frontier natural gas field originally discovered in the 1960's. The Niobrara/Frontier is in an over-pressured area of the Powder River Basin and occurs at about 11,500 feet. There have been a number of wells drilled at various times over the past 40 years, and there is current production in the field from four 1990's wells, that are owned by others. We believe that the potential economics from new wells drilled here could be superior to the economics of the previously drilled wells because of:

     o advances in drilling equipment that could significantly reduce drilling times, thereby reducing drilling costs;

     o advances in drilling techniques, such as under-balanced and horizontal drilling that could enable us to reduce or eliminate reservoir damage and increase reservoir contact, resulting in enhanced flow rates; and

     o advances in stimulation technologies, primarily fracturing techniques that have been used successfully in other areas to increase production profiles and lengthen productive lives of wells.

As an additional advantage, there is a natural gas processing facility with excess capacity located within our acreage that, if we are successful with initial drilling, should enable us to immediately connect wells to sales lines. We continue to perform geological and engineering evaluations and expect to commence initial testing of this potential reservoir by re-entering existing well bores and by drilling at least one new well.

Bear Creek Coal Bed Methane Prospect (Big Horn Basin, Montana)

     We own a 50% working interest in approximately 18,000 gross (9,000 net) leasehold acres in a coalbed methane prospect in Carbon County Montana of the Northern Big Horn Basin. Tower and North Finn own the remaining 50% working interest. We estimate the prospect contains nine different coalbeds with total net thickness estimated to range from 30 to 130 feet. Other highlights of this prospect are high quality gas composition, water quality that may allow surface discharge, and market potential for any gas production.

     Published and other data, including coal gas desorption values as high as 670 SCF/ton indicate the potential presence of a significant coalbed methane resource. The pioneering attempt to develop the resource by another company in the early 1990's ended prematurely due to a contentious legal battle in 1992 when a district county court in Montana ruled that the company that drilled initial wells here did not own rights to the methane in the coals. This lower court decision was overturned by the Supreme Court of Montana three years later.

     Despite the 1995 reversal, that company, having already spent several hundred thousand dollars on legal expenses, was reluctant to risk additional funds until a similar case, Amoco Production Co. v. Southern Ute Indian Tribe, was settled in the U.S. Supreme Court. By the time the U.S. Supreme Court issued its June 1999 decision in favor of Amoco and that company, the original oil and gas lease had expired. We believe the Bear Creek prospect area was incompletely and inadequately evaluated because of these legal problems. The legal impediments as to title have now been removed, and we intend to pursue oil and gas operations in this project. Depending on our available capital, we, along with Tower and North Finn, may pursue oil and gas operations by drilling initial wells ourselves, selling down our interests for cash and/or a carried working interest, or by farming out our acreage.

West Rozel (Box Elder County, Utah)

     We, along with our partners, Tower and North Finn, were the successful bidders on two leases in the May 2003 State of Utah lease sale. We currently own a 50% interest in 6,400 gross (3,200 net) leasehold acres that completely covers a large accumulation of heavy oil at a depth of about 2,250 feet. Tower and North Finn own the remaining 50% interest.

     The West Rozel field was discovered by Amoco as a result of an extensive exploration program conducted over the Great Salt Lake from mid-1978 to early 1981. The seismically defined structure at West Rozel is a complexly faulted anticline about three miles long and over a mile wide. The reservoir is Pliocene basalt with an oil column up to 290 feet in thickness. All three test wells drilled by Amoco on the structure, encountered oil pay, although none of the wells has been commercially produced.

     West Rozel was not put on production in 1981 due to high costs associated with offshore development and heavy oil. We believe that new drilling and production technologies developed over the last twenty years and improved economic incentives could combine to make development of this resource possible. We do not intend to undertake activity on this project without significant outside industry participation and continue to research the optimum developmental procedure for this project. Because the target area is beneath the Great Salt Lake, we may encounter greater resistance from environmental groups and permitting authorities then in other areas, which could result in higher costs.

Coalbed Methane Projects (Powder River Basin, Wyoming)

         We have evaluated our ownership in the approximately 4,400 gross (2,200 net) leasehold acres in the Powder River Basin of Wyoming, in areas we refer to as West Recluse, Glasgow and Bill and in the seven currently producing wells that we own at West Recluse. Because this is not a core area of development and because we feel our other projects offer greater opportunity for larger development potential, we decided to sell a major portion of our ownership in this area and redeploy sales proceeds into our other projects.

     In September 2004, we closed a purchase and sale agreement to sell 90% of our interest in this acreage position together with 90% of our interest in the existing seven producing West Recluse wells. As part of the agreement, we retained a 5% carried working interest in any future wells drilled on these acreage positions. We received sales proceeds of approximately $1.255 million in connection with this agreement.

OIL AND GAS DRILLING ACTIVITIES

     From January 2004 through September 2004, we participated in drilling six successful gross (.243 net) wells at our Big Sky Project in Richland County, Montana and seven successful gross and net wells in our Powder River Basin, Coalbed Methane Project. We also participated in two unsuccessful (.70 net) wells at our West Salt Creek Project in Natrona County, Wyoming during the year ended December 31, 2003. We did not participate in drilling any wells during the year ended December 31, 2002.

OIL AND GAS WELLS

     The following table sets forth the number of oil and natural gas wells in which we had a working interest at September 30, 2004. All of these wells are located in the United States.

                    Productive Wells as of September 30, 2004
   ------------------------------------------------------------------------
                        Gross (a)                      Net (b)
                     ---------------      ---------------------------------
   Location          Oil         Gas      Total      Oil    Gas       Total
   --------          ---         ---      -----      ---    ---       -----

   Wyoming           1.0         7.0       8.0       .38    1.1        1.48
   Montana           6.0          -        6.0       .31     -          .31
   TOTAL             7.0         7.0      14.0       .69     1.1       1.79

(a) The number of gross wells is the total number of wells in which a working interest is owned.

(b) The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

OIL AND GAS INTERESTS

     We currently control the following developed and undeveloped acreage positions. Undeveloped acreage refers to acreage that has not been placed in producing units.

                             Developed                       Undeveloped
                             ---------                       -----------
State               Gross Acres       Net Acres       Gross Acres     Net Acres
-----              ------------       ---------       -----------     ---------
Montana             2,960                395             39,016         10,712
Wyoming               560                 56             41,559         18,931
Utah                    -                  -              5,120          2,560
--------------------------------------------------------------------------------
TOTAL               3,520              4,515             85,695         32,203

     We control our acreage primarily through leasehold. The types of leases that we own consist of approximately 200 separate lease agreements, and no one single lease is considered a material component of our acreage position. Fee leases account for approximately 20% of our acreage position and consist of acreage leased from other individuals or companies that own the mineral rights underlying that acreage position. State leases account for approximately 13% of our acreage position and consist of mineral rights underlying acreage controlled by the particular state where the acreage position is located. Federal leases account for approximately 67% of our acreage position and consist of mineral rights underlying acreage controlled by the federal government and managed by the Bureau of Land Management.

     Generally, the lease agreements provide that we pay an annual fee, called a delay rental, to retain these leases until such time that a well has been drilled and is producing from the leased lands. At that time, the leased lands are considered to be "held by production" and the lease continues without rental payments (the landowner receives royalty payments instead of rentals) for as long as oil and/or gas production continues. Generally, fee leases provide for royalties of 12.5% to 25%, and state and federal leases provide for royalties of
12.5 %. If the leases do not become held by production within the period set forth in the lease, or if we fail to pay the required delay rental obligations, the lease terminates. Generally, fee leases have terms of three to five years, state leases have terms of five to ten years and federal leases have terms of ten years. We can elect not to pay the yearly delay rental fee, but the lease would terminate. We could elect not to pay the delay rental fee if we did not believe an area was sufficiently promising to justify the rental cost or if we did not have sufficient funds.

     Our annual aggregate delay rental obligations, if we desire to continue to keep all our leases in effect, are as follows:

                                           Rental
                        Year              Obligation
                        ----              ----------

                        2004              $23,082
                        2005                25,121
                        2006                26,401
                        2007                26,551
                        2008                26,551
                        2009                21,974
                        2010                18,396
                        2011                 1,402

OFFICE FACILITIES

     Our office is located at 1050 17th Street, Suite 1850, Denver, Colorado where we share common office space with Tower Energy Corporation. In December 2003, we signed a sublease agreement to provide monthly rental payments to Tower as follows:

                                                      Monthly Rental
                From:                To:                  Amount
              --------             --------           --------------
              12/01/03             04/30/04             $1,838.02
              05/01/04             04/30/05              1,884.44
              05/01/05             04/30/06              1,930.85
              05/01/06             04/30/07              1,977.27
              05/01/07             10/31/07              2,023.69


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 17, 2003, we executed a Purchase and Sale Agreement with Tower Colombia Corporation, a Colorado corporation ("Tower"), and North Finn, LLC, a Wyoming limited liability company ("North Finn"), to acquire an undivided 50% working interest in the Wyoming Krejci Project, the Montana Bear Creek Project and in and to certain coalbed oil and gas leases in the Powder River Basin of Wyoming and the Big Horn Basin of Montana. We believe that the terms of the transaction were fair to the Company.

     Subsequent to the acquisition of the oil and gas leases, Mr. Patrick D. O'Brien, president of Tower, was appointed Chief Executive Officer, President and Chairman of the Board of Directors of the Company. Mr. O'Brien continues to serve as President of Tower and currently serves as CEO and Chairman of the Company, spending approximately equal amounts of time on each entity. In addition, Mr. Kendell V. Tholstrom, an operations manager and director of Tower, was appointed as a director of the Company. Tower and North Finn actively pursue exploration and development independent of the Company. However, Tower, North Finn and the principals of each entity entered into a Participation Agreement with the Company on January 17, 2003, whereby they agreed to provide the Company the right to participate with each of them, on an equal basis (three-way), in any financing transaction regarding an oil and/or gas exploration and/or production asset, or acquisition or disposition of oil and/or gas exploration and/or production assets that becomes available to them.

     We have a strategic alliance with Tower and North Finn, whereby principals of Tower and North Finn provide continuing oil and gas operational and technical expertise to the Company. No compensation has been paid during 2003 for these services and there is no agreement for specific future compensation. During 2004 and 2003, we reimbursed Tower for our share of oil and gas related expenditures and administrative related expenditures in the amount of $ 101,611 and $89,380, including leasehold costs, delay rentals and geological costs associated with our projects. The principals of Tower and North Finn provided similar services to the Company during 2002, and during December 2002, were compensated for services rendered through payment of restricted common stock as follows: each of the six principals of Tower and North Finn, including Messrs. O'Brien and Tholstrom, received 608,025 shares (adjusted for the January 17, 2003, 8.25 for 1 forward stock split) valued at $18,425, based on the market price of the stock on the date of payment.

     In July 2003, we entered into an employment agreement with Mr. Andrew P. Calerich, our President and Chief Financial Officer. The three-year employment agreement provides for a base salary of $8,000 per month, family health and medical benefits and the issuance of 500,000 shares of restricted common stock that will vest upon continued employment with us as follows: 250,000 shares shall vest on July 1, 2004 and 250,000 shares shall vest on July 1, 2005. If we terminate Mr. Calerich's employment with us following a change in control, other than for cause, all of these shares shall immediately vest. We have agreed to file a registration statement covering the resale of these shares within 60 days of vesting in accordance with the employment agreement. Notwithstanding the foregoing sentence, only that portion of the shares of common stock that has a market value equal to the income tax liability Mr. Calerich realizes upon vesting of the shares may be sold before the earlier of July 1, 2005 or the date on which the shares may immediately vest upon a change of control in accordance with the employment agreement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Our common stock is quoted on the OTC Bulletin Board under the symbol "AOGI." For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

     Fiscal Year 2004             High Bid            Low Bid
     ----------------             --------            -------
Third Quarter                      $2.10               $1.18
Second Quarter                     $1.30               $0.77
First Quarter                      $1.15               $0.61

     Fiscal Year 2003             High Bid            Low Bid
     ----------------             --------            -------
Fourth Quarter                     $0.98               $0.55
Third Quarter                      $1.21               $0.85
Second Quarter                     $1.65               $0.75
First Quarter                      $1.71               $0.03

     Fiscal Year 2002             High Bid            Low Bid
     ----------------             --------            -------
Fourth Quarter                     $0.02               $0.01
Third Quarter                      $0.02               $0.02
Second Quarter                     $0.02               $0.02
First Quarter                      $0.02               $0.02

     Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, known as the Penny Stock Rule. This rule imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The Penny Stock Rules requires a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

     As of November 29, 2004, there were approximately 65 record owners of American Oil & Gas, Inc.'s common stock.

Dividends

     We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.

                             EXECUTIVE COMPENSATION

Executive Compensation

     The following table provides summary information for the years 2003, 2002 and 2001 concerning cash and noncash compensation paid or accrued by the Company to or on behalf of our chief executive officer. No compensation in excess of $100,000 was awarded to, earned by or paid to any executive officer, including the chief executive officer, during any of the fiscal years ended December 31, 2003, 2002 and 2001, respectively.



                                                     Summary Compensation Table

-------------------------------------------------------------------------------------------------------------------
                                                                            Annual Compensation
                                                          ---------------------------------------------------------
                                                                                                     Other Annual
      Name and Principal Position           Year          Salary ($)            Bonus ($)          Compensation ($)
      ---------------------------           ----          ----------            ---------          ----------------
Patrick D. O'Brien,                         2003             -0-                  -0-                   -0-
  Chief Executive Officer and
  Chairman of the Board *
-------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                                                 Long-Term Compensation
                                                      ------------------------------------------------------------------------
                                                                      Awards                              Payouts
                                                      -----------------------------------      -------------------------------
                                                                             Securities
                                                      Restricted Stock       Underlying            LTIP         All Other
      Name and Principal Position           Year          Awards($)        Options/SARS(#)      Payouts ($)   Compensation ($)
      ---------------------------           ----          ---------        ---------------      ----------    ----------------
Patrick D. O'Brien,                         2003             -0-                 -0-                -0-            -0-
  Chief Executive Officer and
  Chairman of the Board
---------------------------------------------------------------------------------------------------------- --------------------

* Mr. O'Brien became our Chief Executive Officer on February 19, 2003 and was not paid a salary or any other form of compensation during 2003.

Director Compensation

     Our directors are not compensated for any meeting of the board of directors that they attend, but they are entitled to reimbursement for travel expenses. We are obligated to pay Nick DeMare 12,500 shares of restricted common stock for each quarter he serves as a director, designated audit committee financial expert and as Chairman of the Audit Committee through September 30, 2005. In October 2003, we paid Alan Gelfand 100,238 shares of restricted common stock as compensation for past and future services as a director.

                              FINANCIAL STATEMENTS

     See the Consolidated Financial Statements beginning on page F-1, "Index to Consolidated Financial Statements."

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On May 8, 2003, the Board of Directors appointed Wheeler Wasoff, P.C. as the Company's independent auditor for the fiscal year ended December 31, 2003. This appointment represented a change in our auditor from Clyde Bailey, P.C. ("Bailey"). Bailey was dismissed by the Board on May 8, 2003. The dismissal was prompted by the fact that the Company's management has changed, as has the location of its executive offices. The decision to dismiss Bailey was approved by the Board.

     There were no disagreements with Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the Company's two most recent fiscal years and any subsequent interim period through the date of dismissal. Bailey's report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion and have not been modified as to uncertainty, audit scope or accounting principles.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

     The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC's Website located at http://www.sec.gov.

                            AMERICAN OIL & GAS, INC.
                          INDEX TO FINANCIAL STATEMENTS


Nine Months Ended September 30, 2004 (Unaudited)

         Balance Sheets - September 30, 2004 ..............................F-2

         Statements of Operations - Nine Months Ended
         September 30, 2004 and September 30, 2003.........................F-3

         Statements of Cash Flows - Nine Months Ended
         September 30, 2004 and September 30, 2003.........................F-4

         Notes to Financial Statements ....................................F-5


                                    AMERICAN OIL & GAS, INC.
                                          BALANCE SHEET

                                           (UNAUDITED)

                                                                                   9/30/04
                                             ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                    $  6,641,058
   Receivables                                                                       183,719
   Advances and prepaids                                                               9,142
                                                                                ------------
      Total Current Assets                                                         6,833,919
                                                                                ------------

PROPERTY AND EQUIPMENT
   Office equipment                                                                    7,221
   Producing oil and gas properties                                                  973,762
   Undeveloped oil and gas properties                                                899,401
                                                                                ------------
       Total property and equipment                                                1,880,384
   Less-accumulated depreciation, depletion and amortization                        (133,297)
                                                                                ------------
       Net property and equipment                                                  1,747,087
                                                                                ------------
                                                                                $  8,581,006
                                                                                ============


                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                     $     81,025
   Preferred dividends payable                                                        30,126
                                                                                ------------
      Total current liabilities                                                      111,151
                                                                                ------------

LONG TERM LIABILITIES
   Asset retirement obligations                                                       14,347
                                                                                ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Series A preferred stock, $.001 par value,  authorized 175,000 shares
            Issued and outstanding - 67,000 shares                                        67
   Common stock, $.001 par value, authorized 100,000,000 shares
            Issued and outstanding - 29,006,202 shares                                29,006
   Additional paid-in capital                                                     10,001,070
   Deferred compensation expense                                                    (211,875)
   Accumulated  (deficit)                                                         (1,362,760)
                                                                                ------------
                                                                                   8,455,508
                                                                                ------------
                                                                                $  8,581,006
                                                                                ============


         The accompanying notes are an integral part of the financial statements.

                                            F-2



                                         AMERICAN OIL & GAS, INC.
                                        STATEMENTS OF OPERATIONS
                                              (UNAUDITED)


                                                           Nine                        Nine
                                                          Months                      Months
                                                           Ended                       Ended
                                                          9/30/04                     9/30/03
                                                       ------------                ------------
REVENUES
   Oil and gas sales                                   $    407,458                $     29,853
                                                       ------------                ------------
                                                            407,458                      29,853

OPERATING EXPENSES
   Lease operating                                           66,306                      12,995
   General and administrative                               640,401                     587,340
   Depletion, depreciation and amortization                 104,320                       9,073
                                                       ------------                ------------
                                                            811,027                     609,408

OTHER INCOME
   Investment income                                          7,139                        --

                                                       ------------                ------------
NET (LOSS)                                                 (396,430)                   (579,555)

Less dividends on preferred stock                            46,146                       5,137

NET (LOSS) TO COMMON
                                                       ------------                ------------
STOCKHOLDERS-BASIC AND DILUTED                         $   (442,576)               $   (584,692)
                                                       ============                ============

NET (LOSS) PER COMMON
SHARE-BASIC AND DILUTED                                $      (0.02)               $      (0.02)
                                                       ============                ============


COMMON SHARES OUTSTANDING                                25,539,076                  23,678,413
                                                       ============                ============


            The accompanying notes are an integral part of the financial statements.

                                                 F-3


                                          AMERICAN OIL & GAS, INC.
                                          STATEMENTS OF CASH FLOWS
                                                 (UNAUDITED)


                                                                      9/30/04                  9/30/03
                                                                    -----------              -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                          $  (396,430)             $  (579,555)
Adjustments to reconcile net (loss) to
   net cash (used) by operating activities
     Stock issued for services                                           50,125                   70,625
     Deferred compensation                                              211,875                     --
     Accretion of asset retirement obligation                             4,498                      660
     Depletion, depreciation and amortization                            99,822                    8,413
Changes in assets and liabilities
   (Increase) in receivables                                            (87,977)                 (29,853)
   (Increase) in other assets                                              --                     (6,492)
   Decrease in advances and prepaids                                     57,645                   (7,899)
   (Decrease) increase in A/P and accrued liabilities                  (352,321)                  22,067
                                                                    -----------              -----------
Net cash (used) by operating activities                                (412,763)                (522,034)

CASH FLOWS FROM INVESTING ACTIVITIES
    Cash paid for office equipment                                         --                     (1,716)
    Proceeds from sale of oil and gas properties                      1,582,073                     --
    Cash paid for oil and gas properties                             (1,558,240)              (1,435,531)
                                                                    -----------              -----------
Net cash provided (used) by investing activities                         23,833               (1,437,247)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of common stock                                 6,025,000                3,598,875
   Proceeds from exercise of common stock warrants                       25,000                     --
   Preferred dividends paid                                             (34,040)                    --
   Cash paid for offering costs                                         (52,430)                (272,908)
                                                                    -----------              -----------
Net cash provided by financing activities                             5,963,530                3,325,967

                                                                    -----------              -----------
NET INCREASE IN CASH                                                  5,574,600                1,366,686
CASH, BEGINNING OF PERIODS                                            1,066,458                   83,516
                                                                                             -----------

CASH, END OF PERIODS                                                $ 6,641,058              $ 1,450,202
                                                                    ===========              ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW
INFORMATION

   Cash paid for interest                                           $      --                $      --
                                                                    ===========              ===========

SUPPLEMENTAL DISCLOSURES OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
   Stock issued for services                                        $   108,025              $      --
                                                                    ===========              ===========
   Stock based deferred compensation                                $   211,875              $    70,625
                                                                    ===========              ===========

   Warrants issued for oil and gas consulting services              $    10,537              $      --
                                                                    ===========              ===========


                  The accompanying notes are an integral part of the financial statements.

                                                   F-4

                            AMERICAN OIL & GAS, INC.
                          Notes to Financial Statements
                                   (UNAUDITED)
                               September 30, 2004

     The accompanying interim financial statements of American Oil & Gas, Inc. are unaudited. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the period ended September 30, 2004 are not necessarily indicative of the operating results for the entire year.

     We have prepared the financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. We believe the disclosures made are adequate to make the information not misleading and recommend that these condensed financial statements be read in conjunction with the financial statements and notes included herein.

Nature of Business

     The Company is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States.


Note 1 - Significant Accounting Policies

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS - For purposes of reporting cash flows, we consider as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. At September 30 2004, we had $1,017,139 in cash equivalents.

     OIL AND GAS PROPERTIES - The Company follows the full cost method of accounting for oil and gas operations. Under this method, all costs related to the exploration for, and development of, oil and gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

     DEPLETION, DEPRECIATION AND AMORTIZATION - Depletion of exploration and development costs and depreciation of production equipment is provided using the unit-of-production method based upon estimated proven oil and gas reserves. The costs of significant unevaluated properties are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

                           AMERICAN OIL & GAS, INC.
                          Notes to Financial Statements
                                   (UNAUDITED)
                               September 30, 2004


     CEILING TEST - In applying the full cost method, the Company performs a ceiling test whereby the carrying value of oil and gas properties and production equipment, net of recorded future income taxes and the accumulated provision for site restoration and abandonment costs, is compared annually to an estimate of future net cash flow from the production of proven reserves. Costs related to undeveloped oil and gas properties are excluded from the ceiling tests. Discounted net cash flow is estimated using year end prices, less estimated future general and administrative expenses, financing costs and income taxes. Should this comparison indicate an excess carrying value, the excess is charged against earnings.

     REVENUE RECOGNITION - The Company recognizes oil and gas revenues from its interests in producing wells as oil and gas is produced and sold from these wells.

     IMPAIRMENT - The Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

     SHARE BASED COMPENSATION- In October 1995, SFAS No. 123 "Accounting for Stock Based Compensation" was issued. This standard defines a fair value based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice of recognizing related compensation expense to employees by adopting the fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board ("APB") Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose on a supplemental basis the pro forma effects on net income and earnings per share of using the fair value measurement criteria.

     INCOME TAXES - We have adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Note 2 - Oil and Gas Properties

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Intangible Assets" ("SFAS No. 142"). SFAS Nos. 141 and 142 became effective on July 1, 2001 and January 1, 2002, respectively. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Additionally, SFAS No. 141 requires companies to disaggregate and report separately from goodwill certain intangible assets. SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and certain other intangible assets are not amortized, but rather are reviewed annually for impairment. One interpretation that was considered relative to these standards was that oil and gas mineral rights held under lease and other contractual arrangements representing the right to extract such reserves for both undeveloped and developed leaseholds should be classified separately from oil and gas properties, as intangible assets on the Company's consolidated balance sheets. In April 2004, the Financial Accounting Standards

                           AMERICAN OIL & GAS, INC.
                          Notes to Financial Statements
                                   (UNAUDITED)
                               September 30, 2004


Board amended SFAS Nos. 141 and 142 and clarified the interpretation by defining mineral rights, such as oil and gas mineral rights, as tangible assets. Accordingly, the guidelines for accounting for intangible assets as provided in SFAS No. 142 would not apply to oil and gas mineral rights. In accordance with this new guideline, the Company will continue to classify its contractual rights to extract oil and gas reserves as tangible oil and gas properties.

     The Company has adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which provides accounting requirements for retirement obligations associated with tangible long-lived assets, including the timing of liability recognition, initial measurement of the liability, allocation of asset retirement costs to expense, subsequent measurement of the liability, and financial statement disclosures. SFAS No. 143 requires that asset retirement costs be capitalized along with the cost of the related long-lived asset. The asset retirement costs should then be allocated to expense using a systematic and rational method. The following table sets forth the changes in the asset retirement obligations:

  Beginning asset retirement obligation at December 31, 2003     $  30,688
  Asset retirement obligation accretion
                                                                     4,498
  Asset retirement obligation additions                             17,626
  Asset retirement obligation adjustment (1)                       (38,465)
  Payments on asset retirement obligation                             --
                                                                 ---------
  Ending asset retirement obligation at September 30, 2004       $  14,347
                                                                 =========

     (1) Represents the reduction in the asset retirement obligation resulting from the Company's sale of a majority of its interest in certain producing coal bed methane wells located in the Powder River Basin of Wyoming.

     During the nine months ended September 30, 2004, the Company sold 90% of its interest in approximately 4,100 gross undeveloped acres and 90% of its interest in seven producing coalbed methane wells located in the Powder River Basin of Wyoming and received sales proceeds of approximately $1.255 million. The Company also sold one-third of its interests in its Big Sky project for $326,247 in cash. Because these sales did not significantly alter the relationship between capitalized costs and proved reserves with respect to its oil and gas properties, proceeds from this sale were applied against capitalized costs without any gain or loss being recognized.

Note 3 - Common Stock

     In September 2004, the Company received $4,500,000 in gross proceeds in a private placement from six accredited investors. The Company sold 3,000,000 shares of its common stock at $1.50 per share. The Company paid a placement fee of $45,000 in cash and issued 30,000 shares, valued at $57,900 (which was the market price of the stock on the date of closing) to an individual who introduced us to the investors. The Company expects to pay approximately $25,000 in additional placement and registration related expenses.

     In March 2004, the Company received $1,525,000 in gross proceeds in a private placement from two accredited investors. The Company sold 1,525,000 shares of our common stock at $1.00 per share and issued 1,525,000 warrants to purchase 1,525,000 shares at an exercise price of $1.00 per share. 25,000 warrants were exercised and 1,500,000 of the warrants expired unexercised on August 31, 2004. The Company did not pay a placement commission or agent fee

                           AMERICAN OIL & GAS, INC.
                          Notes to Financial Statements
                                   (UNAUDITED)
                               September 30, 2004


associated with this funding and provided for piggyback registration rights. In conjunction with this sale, the Company sold one-third of its interests in the Big Sky Project in Richland County, Montana for cash of $326,247 to an entity related to the investor that purchased 1.5 million of the units.

     During the nine month ended September 30, 2004, 37,500 shares of common stock were issued to a Director for Serving as Director, Designated Financial Expert and as Chairman of the Audit Committee the shares were paid to a company wholly owned by The Director, and the shares were valued at $50,125 based on the non-discounted trading price of the Company's stock as of the date of issuance.

Note 4 - Related Party Transactions

     During the nine months ended September 30, 2004, the Company reimbursed Tower for the Company's share of oil and gas related expenditures and administrative related expenditures in the amount of $101,611. We also paid a total of $20,520 for the nine months ended September 30, 2004, to Tower for the Company's share of the office lease where the Company shares office space with Tower. Patrick O'Brien, our Chief Executive Officer and Chairman, and Kendell Tholstrom, another of our directors, together own a majority of Tower.

                            AMERICAN OIL & GAS, INC.
                          INDEX TO FINANCIAL STATEMENTS
                            FOR THE FISCAL YEAR ENDED
                                DECEMBER 31, 2003


Independent Auditor's Reports.........................................F-9, F-10

Balance Sheets
     December 31, 2003 and 2002............................................F-11

Statements of Operations
     Years Ended December 31, 2003 and 2002................................F-12

Statements of Stockholders' Equity
     Years Ended December 31, 2003 and 2002...............................F-13

Statements of Cash Flows
     Years Ended December 31, 2003 and 2002...........................F-4, F-15

Notes to Financial Statements.......................................F-16 - F-29

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To The Board of Directors and Stockholders
American Oil & Gas, Inc.


We have audited the accompanying balance sheet of American Oil & Gas, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Oil & Gas, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.







                                               Wheeler Wasoff, P.C.


Denver, Colorado
April 5, 2004

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To The Board of Directors and Stockholders
American Oil & Gas, Inc.


I have audited the accompanying balance sheet of American Oil & Gas, Inc. (formerly DrGoodTeeth.Com), a development stage company, as of December 31, 2002 and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Oil & Gas, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                           Clyde Bailey, P.C.


Denver, Colorado
January 14, 2003


                                          AMERICAN OIL & GAS, INC.
                                               BALANCE SHEETS
                                         DECEMBER 31, 2003 AND 2002


                                                                                   2003                2002
                                                                               -----------          -----------
                                                  ASSETS
CURRENT ASSETS
   Cash                                                                        $ 1,066,458          $    83,516
   Receivables                                                                      45,742                 --
   Advances and prepaids                                                            66,789                 --
                                                                               -----------          -----------
      Total Current Assets                                                       1,178,989               83,516

PROPERTY AND EQUIPMENT
   Office equipment                                                                  7,221                 --
   Proved oil and gas properties                                                 1,167,279                 --
   Unproved oil and gas properties                                                 790,019                 --
                                                                               -----------          -----------
       Total property and equipment                                              1,964,519                 --
   Less-accumulated depreciation, depletion and amortization                       (33,475)                --
                                                                               -----------          -----------
       Net property and equipment                                                1,931,044                 --
                                                                               -----------          -----------
                                                                               $ 3,110,033          $    83,516
                                                                               ===========          ===========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable and accrued liabilities                                    $   408,348          $      --
   Dividends payable                                                                18,020                 --
                                                                               -----------          -----------
      Total Current Liabilities                                                    426,368                 --

LONG TERM LIABILITIES
    Asset Retirement Obligations                                                    30,688                 --
                                                                               -----------          -----------

COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY
   Series A preferred stock, $.001 par value, authorized 175,000 shares
      Issued and outstanding - 67,000 shares (2003)                                     67                 --
   Common stock, $.001 par value, authorized 100,000,000 shares
      Issued and outstanding - 24,388,702 shares (2003)
      and 37,747,464 shares (2002)                                                  24,389               37,747
   Additional paid-in capital                                                    4,018,601              211,117
   Deferred compensation                                                          (423,750)                --
(Accumulated Deficit)                                                             (966,330)            (165,348)
                                                                               -----------          -----------
                                                                                 2,652,977               83,516
                                                                               -----------          -----------
                                                                               $ 3,110,033          $    83,516
                                                                               ===========          ===========


                      The accompanying notes are an integral part of the financial statements.

                                                        F-11




                                   AMERICAN OIL & GAS, INC.
                                  STATEMENTS OF OPERATIONS
                           YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                2003                    2002
                                                             ------------         -------------
REVENUES
   Oil and gas sales                                         $     97,892          $
                                                             ------------          ------------

OPERATING EXPENSES
   Lease operating                                                 37,842                  --
   General and administrative                                     824,767               149,216
   Depletion, depreciation and amortization                        36,265                  --
                                                             ------------          ------------
                                                                  898,874               149,216
                                                             ------------          ------------
NET (LOSS)                                                       (800,982)             (149,216)

    Less dividends on preferred stock                              18,020                  --
                                                             ------------          ------------

NET (LOSS) TO COMMON STOCKHOLDERS                            $   (819,002)         $   (149,216)
                                                             ============          ============

NET (LOSS) PER COMMON
SHARE - BASIC AND DILUTED                                    $      (0.03)         $      (0.01)
                                                             ============          ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING -BASIC AND DILUTED                                 23,780,902            33,197,810
                                                             ============          ============


           The accompanying notes are an integral part of the financial statements.

                                             F-12



                                                       AMERICAN OIL & GAS, INC.
                                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                                YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                                           Additional
                                   Preferred      Stock          Common        Stock         Paid-in     Accumulated     Deferred
                                    Shares        Amount         Shares        Amount        Capital      (Deficit)    Compensation
                                    ------        ------         ------        ------        -------      ---------    ------------


Balance December 31, 2001              --      $      --       33,000,000   $    33,000    $    72,000   $   (16,132)   $      --

Shares issued for services                                      4,747,464         4,747        139,117

Net (Loss)                                                                                                  (149,216)
                                -----------    -----------    -----------   -----------    -----------   -----------    -----------
Balance December 31, 2002              --             --       37,747,464        37,747        211,117      (165,348)          --

Shares returned to
  the company                                                 (16,500,000)      (16,500)        16,500

Sale of common stock at
  $1.25 per share                                               1,864,000         1,864      2,328,136

Costs of offering                                                                             (146,021)

Shares issued to President
  for deferred compensation                                       500,000           500        564,500                     (565,000)

Sale of common stock at
  $.75 per share                                                  664,500           665        497,710

Costs of offering                                                                             (101,757)

Warrants issued to
  placement agents                                                                              45,101

Sale of preferred stock
  at $11.50 per Unit                 67,000             67                                     770,433

Preferred stock proceeds
  allocated to net profits
  interests                                                                                   (160,800)

Costs of offering                                                                              (96,227)

Warrants issued to
  placement agent                                                                               15,091

Deferred compensation
  recognized                                                                                                                141,250

Shares issued to Director,
  at $.84 per share                                              100,238            100         84,100

Shares issued to Director,
  at $.70 per share                                               12,500             13          8,738

Accrued Dividends on
  preferred stock                                                                              (18,020)

Net (Loss)                                                                                                  (800,982)
                                -----------    -----------    -----------   -----------    -----------   -----------    -----------
Balance December 31, 2003            67,000    $        67     24,388,702   $    24,389    $ 4,018,601   $  (966,330)   $  (423,750)
                                ===========    ===========    ===========   ===========    ===========   ===========    ===========

                               The accompanying notes are an integral part of the financial statements.

                                                                  F-13



                                          AMERICAN OIL & GAS, INC.
                                         STATEMENTS OF CASH FLOWS
                                 YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                      2003                     2002
                                                                  -----------              -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                        $  (800,982)             $  (149,216)
Adjustments to reconcile net (loss) to
   net cash (used) by operating activities:
    Stock issued for services                                          92,950                  143,864
     Deferred compensation                                            141,250
      Accretion of asset retirement obligation                          2,790
     Depletion, depreciation and amortization                          33,475                     --
Changes in assets and liabilities
   (Increase) in receivables                                          (45,742)                    --
   (Increase) in advances and prepaids                                (66,787)                    --
    Increase in accounts payable and accrued liabilities               44,894                     --
                                                                  -----------              -----------
Net cash (used) by operating activities                              (598,152)                  (5,352)
                                                                  -----------              -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Cash paid for office equipment                                     (7,221)                    --
   Cash paid for oil and gas properties                            (1,726,748)                    --
    Proceeds for net profits interest                                 160,800                     --
                                                                  -----------              -----------
Net cash (used) in investing activities                            (1,573,169)                    --
                                                                  -----------              -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of preferred stock                              609,700                     --
   Proceeds from sale of common stock                               2,828,375                     --
   Cash paid for offering costs                                      (283,812)                    --
                                                                  -----------              -----------
Net cash provided by financing activities                           3,154,263                     --
                                                                  -----------              -----------
                                                                  -----------              -----------
NET INCREASE(DECREASE) IN CASH                                        982,942                   (5,352)
CASH, BEGINNING OF YEAR                                                83,516                   88,868
                                                                  -----------              -----------
CASH, END OF YEAR                                                 $ 1,066,458              $    83,516
                                                                  ===========              ===========


            The accompanying notes are an integral part of the financial statements.

                                               F-14




                                       AMERICAN OIL & GAS, INC.
                                  STATEMENTS OF CASH FLOWS (cont'd)
                             YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                 2003                    2002
                                                              ----------               --------

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
  Cash paid for interest                                      $     --                 $   --
                                                              ==========               ========

SUPPLEMENTAL DISCLUSURES OF NON-CASH INVESTING AND
FINANCING ACTIVITIES
  Stock issued for services                                   $   92,950               $143,864
                                                              ==========               ========
  Stock based deferred compensation                           $  141,250               $   --
                                                              ==========               ========
  Warrants issued for financing costs                         $   60,192               $   --
                                                              ==========               ========


                 The accompanying notes are an integral part of the financial statements.

                                                  F-15


                            AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

American Oil & Gas, Inc. ("the Company") was incorporated under the laws of the State of Nevada in February 2000 as DrGoodTeeth.Com for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. On January 17, 2003, the Company entered into a Purchase and Sale Agreement to acquire undeveloped oil and gas prospects in Montana and Wyoming. With the purchase of the oil and gas prospects, the Company became an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production, primarily in the western United States, and changed its name to American Oil & Gas, Inc. from DrGoodTeeth.com. During the third quarter of 2003, the Company commenced production from oil and gas operations. Although the Company has not reflected net income, its oil and gas operations generated positive operating income during the fourth quarter of 2003 and the Company is no longer considered a development stage company as defined by Statement of Financial Accounting Standards ("SFAS") No. 7.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. On occasion, the Company may have cash in banks in excess of federally insured amounts.

At December 31, 2003, $693,450 of the cash balance is specifically allocated to the drilling, completion and connection of oil and gas wells in the Company's Krejci oil project located in Niobrara County, Wyoming. (See "Preferred Stock" in Note 5 - Stockholders' Equity.)

OIL AND GAS PROPERTIES

The Company utilizes the full cost method of accounting for oil and gas activities. Under this method, subject to a limitation based on estimated value, all costs associated with property acquisition, exploration and development, including costs of unsuccessful exploration, are capitalized within a cost center. No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain significantly alters the relationship between capitalized costs and proved oil and gas reserves of the cost center. Depreciation, depletion and amortization of oil and gas properties are computed on the units of production method based on proved reserves. Amortizable costs include estimates of future development costs of proved undeveloped reserves. At December 31, 2003, all of the Company's oil and gas properties and operations are located in one cost center, the United States.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of the estimated future net cash flows from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net cash flows is computed by applying year end prices of oil and natural gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, "Business Combinations," which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The oil and gas industry is currently discussing the appropriate balance sheet classification of oil and gas mineral rights held by lease or contract. The Company classifies these assets as a component of oil and gas properties in accordance with the full cost method of accounting for oil and gas activities and common industry practice. There is also a view that these mineral rights are intangible assets as defined in SFAS 141, "Business Combinations", and, therefore, should be classified separately on the balance sheet as intangible assets.

The Company did not change or reclassify contractual mineral rights included in oil and gas properties on the balance sheet upon adoption of SFAS 141. The Company believes its current accounting of such mineral rights, as part of oil and gas properties is appropriate under the full cost method of accounting. However, if the accounting for mineral rights held by lease or contract is ultimately changed so that costs associated with mineral rights not held under fee title and pursuant to the guidelines of SFAS 141 are required to be classified as long term intangible assets, then the reclassified amount as of December 31, 2003 would be approximately $1,047,300. Management does not believe that the ultimate outcome of this issue will have a significant impact on the Company's cash flows, results of operations or financial condition.

PROPERTY AND EQUIPMENT

Furniture and equipment is recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets of three to five years. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable. The Company has not recognized any impairment losses on non-oil and gas long-lived assets.

IMPAIRMENT
The Company has adopted SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


GAS BALANCING

The Company uses the sales method of accounting for gas balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation.

As of December 31, 2003, the Company's gas production is in balance.

INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date.

STOCK-BASED COMPENSATION

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting as prescribed in Accounting Pronouncement Bulletin Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company does not currently have employee stock compensation plans, nor has issued any stock options.

(LOSS) PER SHARE

Basic (loss) per share is based on the weighted average number of common shares outstanding during the period.

Diluted (loss) per share is computed by adjusting the weighted average number of common shares outstanding for the dilutive effect, if any, of options, warrants and convertible preferred stock.

At December 31, 2003 and 2002, all outstanding warrants and convertible preferred stock were excluded from the computation of diluted loss per share for the years then ended, as the effect of the assumed exercises or conversions were antidilutive.

REVENUE RECOGNITION

Sales of oil and gas production are recognized at the time of delivery of the product to the purchaser.

FAIR VALUE

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions. The Company believes that credit risk associated with cash is remote. The Company is exposed to credit risk in the event of nonpayment by counter parties, a significant portion of which are concentrated in energy related industries. The creditworthiness of customers and other counter parties is subject to continuing review.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2002, the financial Accounting Standards Board ("FASB") issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". SFAS 146 generally requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. The pronouncement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 has had no impact on the Company's financial position or results of operations.

SFAS 147, "Acquisitions of Certain Financial Institutions," was issued in December 2002 and is not expected to apply to the Company's current or planned activities.

In December 2002, the FASB approved SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement 123." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will account for and stock based compensation using the methods detailed in the stock-based compensation accounting policy, and has adopted the disclosure provisions of SFAS 148.

In April 2003, the FASB approved SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 is not expected to apply to the Company's current or planned activities.

In June 2003, the FASB approved SFAS. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS. 150 is not expected to have an effect on the current Company's financial position.

SEGMENT REPORTING

The Company follows SFAS 131, "Disclosure about Segments of an Enterprise and Related Information", which amended the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company operates in one segment, oil and gas producing activities.

COMPREHENSIVE INCOME

There are no adjustments necessary to the net (loss) as presented in the accompanying statement of operations to derive comprehensive income in accordance with SFAS 130, "Reporting Comprehensive Income."

RECLASSIFICATION

Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 financial statement presentation.

NOTE 2 -  OIL AND GAS PROPERTIES

On January 17, 2003, the Company entered into a purchase and sale agreement (the "Agreement") with Tower Colombia Corporation, a Colorado corporation ("Tower"), and North Finn, LLC, a Wyoming limited liability company ("Finn"). On closing of the Agreement on February 18, 2003, the Company acquired an undivided fifty percent (50%) working interest in and to the following undeveloped leases:

     i) Approximately 18,000 gross (approximately 9,000 net to the Company) unproven and undeveloped acres in a coalbed methane prospect (the "Bear Creek Prospect") in Carbon County, Montana;

     ii) Approximately 22,000 gross (approximately 11,000 net) unproven and undeveloped acres in a multi-zone oil and gas prospect (the "Krejci Prospect") in Niobrara County, Wyoming; and

     iii) certain unproven and undeveloped coal bed methane (the "CBM") leases in the Powder River Basin in North Eastern Wyoming.

The purchase price for the oil and gas interests was $815,365.

The Company also agreed to purchase 100% of Tower and Finn's working interest in up to ten coal bed methane wells that have been drilled or are scheduled to be drilled, when the wells are drilled and connected to sales lines. The agreement provides that the Company pay the lesser of 107.5% of the actual cost of drilling, completing and connecting the wells, or $90,000 per well. During 2003, four wells were drilled, completed and connected, and the Company paid total costs of approximately $316,000 associated with these four wells. Also during 2003, three additional wells were drilled, completed and connected; however, these wells are not yet producing. The Company has not been billed for these wells. The Company has recorded an estimated accrued liability in the accompanying financial statements of approximately $240,000 related to the drilling and completion costs associated with these three wells.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


Property and equipment at December 31, 2003 consisted of the following:

Oil and gas properties, full cost method
     Unevaluated costs, not subject to
      amortization or ceiling test                                  $   790,019
     Evaluated costs                                                  1,139,381
     Asset retirement costs                                              27,898
Furniture and equipment                                                   7,221
                                                                    -----------
                                                                      1,964,519
Less accumulated depreciation, amortization,
   and impairment                                                       (33,475)
                                                                    -----------
                                                                    $ 1,931,044
                                                                    ===========

Information relating to the Company's costs incurred in its oil and gas operations during the year ended December 31, 2003 is summarized as follows:


Property acquisition costs, unproved properties                       $1,208,086
Exploration costs                                                          3,875
Asset retirement costs                                                    27,898
Development costs                                                        878,239
                                                                      ----------
                                                                      $2,118,098
                                                                      ==========

Property acquisition costs include costs incurred to purchase, lease, or otherwise acquire a property. Exploration costs include the costs of geological and geophysical activity, and drilling and equipping exploratory wells. The Company reviews and determines the cost basis of drilling prospects on a drilling location basis.

Furniture and equipment depreciation expense for the year ended December 31, 2003 was $599.

During fiscal year 2003, the Company had two major customers: Enserco Energy, Inc. and Link Energy Limited Partnership. Sales to these customers accounted for 71% and 18%, respectively, of oil and gas sales in 2003. The Company has the option to change purchasers if conditions so warrant. Accordingly, the Company does not believe that it is dependant on a single customer. The Company had no customers in 2002.

NOTE 3 - ASSET RETIREMENT OBLIGATIONS

In 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset's carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company's asset retirement obligations relate primarily to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and gas properties. Prior to adoption of this statement, such obligations were accrued ratably over the productive lives of the assets through its depreciation, depletion and amortization for oil and gas properties without recording a separate liability for such amounts.

All of the Company's long-lived assets were placed in service during 2003. Asset retirement obligations recognized during the year were:

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


Asset retirement obligations as of January 1, 2003                       $  --
     Liabilities incurred                                                 27,898
     Liabilities settled                                                    --
     Accretion expense (included in
      depreciation, depletion and amortization                             2,790
                                                                         -------
Asset retirement obligations as of December 31, 2003                     $30,688
                                                                         =======

NOTE 4 - COMMITMENTS AND CONTINGENCIES

The Company may be subject to various possible contingencies, which are derived primarily from interpretations of federal and state laws and regulations affecting the oil and gas industry. Although management believes it has complied with the various laws and regulations, new rulings and interpretations mat require the Company to make future adjustments.

The Company has a sublease agreement, and shares common office space with Tower Colombia Corporation for rent of its general corporate office facilities. The Company entered into this agreement effective in December 2003. Prior to December 2003, the Company did not have lease commitments. Rental expense for operating leases was $1,838 for the year ended December 31, 2003. The Company's executive offices are located at 1050 17th Street, Suite 1850, Denver, Colorado 80265. The common executive office space that is shared with Tower is comprised of approximately 3,570 square feet.

The Company is obligated to pay Tower the following future rental commitments under a noncancelable operating lease as of December 31, 2003:

                            Office Lease Obligations
                            ------------------------
                            Year              Amount
                            ----              ------
                            2004             $22,428
                            2005              22,985
                            2006              23,542
                            2007              22,051

In addition to the future rental commitments for its office lease, the Company has elective delay rental obligations with respect to its undeveloped oil and gas leases. The Company could elect not to pay delay rentals on any specific leases, but that lease would terminate. These aggregate annual delay rental costs are as follows:


                              Delay Rental Payments
                              ---------------------
                              Year           Amount
                              ----           ------
                              2004          $23,082
                              2005           25,121
                              2006           26,401
                              2007           26,551
                              2008           26,551
                              2009           21,974
                              2010           18,396
                              2011            1,402

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 5 - STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company is authorized to issue up to 25 million shares of $.001 par value preferred stock, the rights and preferences of which are to be determined by the Board of Directors at or prior to the time of issuance.

On August 18, 2003, the Board of Directors authorized and established a Series A of the Company's preferred stock. In October 2003, a total of $770,500 in gross proceeds was received from two accredited investors through the sale of 67,000 8% Series A preferred shares at a price of $11.50 per share. The preferred shares automatically convert at an equivalent rate of $1.15 per common share into 670,000 common shares in October 2005, or earlier at the discretion of the holders of the preferred shares. The preferred shares will automatically convert if the common stock trades at or above $2.50 for a period of 15 calendar days. The Company paid fees and expenses related to the offering of $81,136, including a cash commission of 10%. The Company also issued warrants to the placement agents to purchase a total of 30,000 shares of the Company's common stock at an exercise price of 1.15 cents per share, for a period of five years. The warrants are valued at $15,091, using the Black-Scholes option pricing model.

The net proceeds from the Preferred stock sale are to be used for drilling costs in the Company's Krejci oil project, located in the southern portion of the Powder River Basin of Wyoming. The holders of the preferred shares will receive a net profits interest of 20% in the actual wells drilled with these net proceeds. While the preferred shares are outstanding, the Company will pay the greater of the actual amount generated by the net profits interest or the amount required to provide the holders of the preferred shares an annualized return of eight percent for two years. The Company allocated $160,800 as the value attributable to the net profits interest, and has reduced the carrying value of its leasehold costs and charged additional paid in capital by this amount.

COMMON STOCK

On December 17, 2002, the Company issued 4,747,464 shares of Common Stock, valued at $143,864, to 14 individuals, each of whom were unrelated to the Company, in an arms length transaction, as consideration for past oil and gas related operational and technical services rendered to the Company in connection with the Company's transition into the oil and gas exploration and production line of business. In February 2003, two individuals who each received 608,025 of these shares (representing 15% of the then outstanding shares) became officers and/or directors of the Company.

Effective January 17, 2003, the Company conducted a forward stock split of its issued and outstanding common stock on an 8.25 new for 1 old basis. The stock split did not vary the par value of the common stock or the number of shares authorized for issuance. All stock figures have been restated to reflect the stock split.

Effective January 17, 2003, 16,500,000 shares of common stock were returned to the Company for cancellation. No consideration was paid for the return of the shares to be cancelled.

In June 2003, the Company completed a private offering of shares of common stock at $1.25 per share. A total of seven investors purchased 1,864,000 shares of common stock for a total purchase price of $2,330,000. The Company paid costs and fees related to the offering of $146,021.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


On June 16, 2003, the Company issued 500,000 shares of common stock to its President and Chief Financial Officer, as part of his employment agreement. Pursuant to the agreement, 250,000 shares will vest on June 1, 2004 and 250,000 shares will vest on July 1, 2005. The 500,000 shares are reflected as issued and outstanding at December 31, 2003. The shares were valued at $565,000 ($1.13 per share), based on the non-discounted trading price of the Company's common stock as of the date of grant. At December 31, 2003, $141,250 was charged to operations for the value of shares earned.

In October 2003, the Company completed a private offering of shares of common stock, $0.75 per share. A total of $498,375 was received from eleven (11) investors from the sale of 664,500 shares of common stock. The Company paid fees and expenses related to the offering of $56,656, including a cash commission of 10%. The Company issued warrants to the placement agents to purchase 49,838 shares of the Company's common stock at an exercise price of 75 cents per share, for a period of five years. The warrants are valued at $45,101, using the Black-Scholes option pricing model.

In October 2003, 100,238 shares of common stock were paid to a Director for his past and future services as a Director. The shares were valued at $84,200 ($.84 per share), based on the non-discounted trading price of the Company's common stock as of the date of grant.

In December 2003, 12,500 shares of common stock were issued to a Director for serving as Director, Designated Financial Expert and as Chairman of the Audit Committee. The shares were paid to a company wholly owned by the Director, and the shares were valued at $8,750 ($.70 per share), based on the non-discounted trading price of the Company's common stock as of the date of issuance. The Company is obligated to issue 12,500 shares of restricted common stock for each quarter this Director serves in these capacities through the third quarter 2005.

WARRANTS

In September 2003, the Company issued warrants to purchase 30,000 shares of the Company's common stock at an exercise price of $1.15 per share through September 2008 as partial consideration for a finder's fee in conjunction with the private placement of the Company's Series A preferred stock. These warrants are valued at $15,091, using the Black-Scholes option pricing model.

Also, in September 2003, the Company issued warrants to purchase 66,450 shares of common stock at an exercise price of $.75 per share through September 2008 as partial consideration for a finder's fee in conjunction with the private placement of the Company's common stock. These warrants are valued at $45,101, using the Black-Scholes option pricing model.

At December 31, 2003, the status of outstanding warrants is as follows:

    Issue Date           Shares Exercisable      Exercise Price      Expiration Date
    ----------           ------------------      --------------      ---------------
September 15, 2003             30,000                 $1.15         September 15, 2008
September 24, 2003             66,450                 $0.75         September 24, 2008

At December 31, 2003, the per share weighted average exercise price of outstanding warrants was $0.87 per share and the weighted average remaining contractual life was 4.75 years.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 6 - INCOME TAXES

A provision (benefit) for income taxes for the years ended December 31, 2003 and 2002 consists of the following:

                                                        2003             2002
                                                     ---------        ---------
Current taxes:
   Federal                                           $    --          $    --
   State                                                  --               --
Deferred taxes:
   Federal                                            (235,000)         (51,000)
   State                                               (36,000)            --
   Less: valuation allowance                           271,000           51,000
                                                     ---------        ---------
Net income tax provision (benefit)                   $    --          $    --
                                                     =========        =========


A reconciliation of the provision (benefit) for income taxes computed at the statutory rate to the provision for income taxes as shown in the financial statements of operations for years ended December 31, 2003 and 2002 is summarized below:


                                                         2003            2002
                                                      ---------       ---------
Tax provision (benefit) at
 federal statutory rate                               $(323,000)      $ (51,000)
State taxes, net of federal tax effects                 (47,000)           --
Oil and gas properties                                  151,000            --
Deferred compensation                                   (52,000)           --
Valuation allowance                                     271,000          51,000
                                                      ---------       ---------
Net income tax provision (benefit)                    $    --         $    --
                                                      =========       =========


The components of the deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows:


                                                           2003          2002
                                                        ---------     ---------

Deferred tax assets:
Federal and state net operating loss carryovers         $(426,000)    $ (56,000)
Oil and gas property                                      151,000          --
Deferred compensation                                     (52,000)         --
                                                        ---------     ---------
  Total deferred tax assets                              (327,000)      (56,000)
  Less: valuation adjustment                              327,000        56,000
                                                        ---------     ---------
Deferred tax asset                                      $    --       $    --
                                                        =========     =========

The Company has a $1,164,000 net operating loss carryover as of December 31, 2003. The net operating losses may offset against taxable income through the year ended December 2023. A portion of the net operating loss carryovers begins expiring in 2020. The Company provided a valuation allowance against its deferred tax asset of $327,000 and $56,000 as of December 31, 2003 and 2002, respectively, since it believes that it is more likely than not that it would be able to utilize it in its future tax returns. Of the total tax benefit, $271,000 is attributable to 2003.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 7 - RELATED PARTIES

In February 2003, Patrick O'Brien and Kendell Tholstrom were appointed as directors of the Company. Mr. O'Brien and Mr. Tholstrom also serve as executive officers and/or directors of Tower Colombia Corporation ("Tower"). Tower actively pursues exploration and development independent of the Company. Tower entered into a Participation Agreement with the Company on January 17, 2003, whereby they agreed to provide American the right to participate, on an equal basis, in any financing transaction regarding an oil and/or gas exploration and/or production asset, or acquisition or disposition of oil and/or gas exploration and/or production assets that becomes available to them. During December 2002, Mr. O'Brien and Mr. Tholstrom became shareholders of the Company when they each received 608,025 shares of the Company's common stock as compensation for oil and gas technical and operational services, each of which accounted for approximately 1.5% of the then outstanding shares. The Company also shares common executive office space with Tower, under a sublease agreement.

During 2003, the Company reimbursed Tower for the Company's share of oil and gas related expenditures and administrative related expenditures in the amount of $89,380.

Before becoming President of the Company, Andrew Calerich was paid a consulting fee of $20,000.

During 2003, the Company paid consulting fees of $30,000 to Alan Gelfand, a current Director and former President of the Company.

During 2003, the Company paid $2,834 to Chase Management Ltd. for administrative services. Nick DeMare serves as a Director of the Company and is President of Chase. The Company also paid $5,130 to a company for which Mr. DeMare serves as Director, for administrative services. These costs were incurred before Mr. DeMare became a Director of the Company.

Other than the above discussion, the Company has no significant related party transactions and/or relationships with any individuals or entities.

NOTE 8 - SUBSEQUENT EVENTS

In March 2004, the Company completed an accredited investor unit offering. A total of 1,525,000 units were sold to two investors at $1.00 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $1.00 per share. The Warrants expire on August 31, 2004, if not exercised. The Company received proceeds of $1,525,000 from this offering and did not pay any commissions or placement agent fees associated with this transaction.

Also in March 2004 and in conjunction with the unit offering, the Company sold one-third of its interests in its Big Sky project to an entity related to the investor that purchased 1.5 million of the units. The Company received sales proceeds of $326,248 from this sale.

NOTE 9 - INFORMATION REGARDING PROVED OIL AND GAS RESERVES (UNAUDITED)

The information presented below regarding the Company's oil and gas reserves were prepared by independent petroleum engineering consultants. All reserves are located within the continental United States.

                           AMERICAN OIL & GAS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. The determination of oil and gas reserves is highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

Estimated net quantities of proved developed and undeveloped reserves of oil and gas for the year ended December 31, 2003 are as follows:

                                                            Oil           Gas
                                                           (BBLS)        (MCF)
                                                          ---------    ---------
Beginning of year                                              --           --
Revisions of previous quantity estimates                       --           --
Extensions, discoveries, and improved recoveries             71,590    1,548,230
Sales of reserves in place                                     --           --
Production                                                      690       21,430
                                                          ---------    ---------
End of year                                                  70,900    1,526,800
                                                          =========    =========
Proved developed reserves - end of year                       4,300      525,600
                                                          =========    =========


        STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING
                         TO PROVED OIL AND GAS RESERVES

Future net cash flows presented below are computed using year-end prices and costs. Future corporate overhead expenses and interest expense have not been included.

                                                        At December 31, 2003
                                                        --------------------

Future cash inflows                                          $ 7,174,000
Future costs:
     Production                                               (1,801,000)
     Development                                              (1,260,000)
     Asset retirement obligation                                 (31,000)
                                                             -----------
Future net cash flows                                          4,082,000
10% discount factor                                           (1,274,000)
                                                             -----------
Standardized measure of discounted
  future net cash flows                                      $ 2,808,000
                                                             ===========

                            AMERICAN OIL & GAS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


The principal sources of changes in the standardized measure of discounted future net cash flows during the year ended December 31, 2003 are as follows:

Beginning of year                                                          --

Extensions, discoveries and improved recovery                       $ 4,054,000

Sales of oil and gas produced during the year,
   net of production costs                                              (60,000)

Changes in estimated future development costs                        (1,186,000)
                                                                    ===========

End of year                                                         $ 2,808,000
                                                                    ===========


The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves were prepared in accordance with the provisions of SFAS 69. Future cash inflows were computed by applying current prices at year-end to estimated future production. Future production and development costs (including the estimated asset retirement obligation) are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax cash flows relating to proved oil and gas reserves, less the tax basis of properties involved and tax credits and loss carryforwards relating to oil and gas producing activities. Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted future cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of the present value of the Company's oil and gas properties. The complete definition of proved oil and gas reserves appears at Regulation S-X 4-10 (a) (3). The complete definition of proved developed oil and gas reserves appears at Regulation S-X 4-10 (a) (4), 17 CFR 210. 4-10 (a)
(4).

                                     PART II

                     Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers

     The articles of incorporation of American Oil & Gas, Inc. (the "Registrant") provide for the indemnification of the directors, officers, employees and agents of the Registrant to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by
(a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     We will pay all expenses in connection with the registration and sale of our common stock. The estimated expenses of issuance and distribution are set forth below.

              Type of Expense                        Amount
Registration Fees                                        $ 1,760
Transfer Agent Fees                                      $ 1,000*
Costs of Printing and Engraving                          $ 2,000*
Legal Fees                                               $10,000
Accounting Fees                                          $ 3,000
Total                                                    $17,760*

---------
*Estimated

Item 26. Recent Sales of Unregistered Securities

     On September 28, 2004, the Company completed a private placement of common stock, pursuant to which the Company sold a total of 3,000,000 shares of its common stock at a price of $1.50 per share. Pursuant to this offering, the Company paid a placement fee of $45,000 in cash and issued 30,000 shares to an individual who introduced us to the investors. The private offering was conducted pursuant to Section 4(2) and Rule 506 under the Securities Act of 1933, as amended.

     On March 19, 2004, the Company sold 1,525,000 shares of its common stock at a price of $1.00 per share. The Company did not pay a placement commission or fee in connection with this sale. The private offering was conducted pursuant to
Section 4(2) and Rule 506 under the Securities Act of 1933, as amended.

     On September 30, 2003, we completed an accredited investors offering of shares of common stock at $0.75 per share. This offering was made pursuant to exemptions from registration under the Securities Act of 1933, as amended, including but not limited to, Sections 3(b) and 4(2), as well as Rule 506 of Regulation D under the Securities Act of 1933. The shares were sold without a general solicitation pursuant to Blue Sky limited offering exemptions and were issued with a legend restricting resale. A total of $498,375 (approximately $442,000 net of fees and expenses) was received from 11 investors through the sale of 664,500 shares of common stock.

     During September 2003, a total of $770,500 in gross proceeds (approximately $692,000 net of fees and expenses) was received from two accredited investors through the sale of 67,000 Series A preferred shares. The preferred shares will automatically convert at an equivalent rate of $1.15 per common share into 670,000 common shares in October 2005, or earlier at the discretion of the holders of the preferred shares. These proceeds are to be used for drilling costs in our Mowry oil project, located in the southern portion of the Powder River Basin of Wyoming. The holders of the preferred shares will receive a net profits interest of 20% in the actual wells drilled with these net proceeds. While the preferred shares are outstanding, we will pay the greater of the actual amount generated by the net profits interest or the amount required to provide the holders of the preferred shares an annualized return of eight percent for two years. This private placement was made pursuant to exemptions from registration under the Securities Act of 1933, as amended, including but not limited to, Sections 3(b) and 4(2), as well as Rule 506 of Regulation D promulgated thereunder. The shares were sold without a general solicitation pursuant to Blue Sky limited offering exemptions and were issued with a legend restricting resale.

     On June 1, 2003, we completed an accredited investors offering of shares of common stock at $1.25 per share. This offering was made pursuant to exemptions from registration under the Securities Act of 1933, including but not limited to, Sections 3(b) and 4(2), as well as Rule 506 of Regulation D under the Securities Act of 1933, as amended. Pursuant to Rule 506, seven investors subscribed to purchase 1,864,000 shares of common stock and paid the sum of $1.25 per share, for a total purchase price of $2,330,000. These shares were sold without a general solicitation pursuant to Blue Sky limited offering exemptions and were issued with a legend restricting resale. We paid a commission of 6% for a total of $139,800 to a broker who introduced the Company to these accredited investors, all of whom have no affiliation with the Company and have had prior business relations with the broker.

     On December 17, 2002, the Company sold the following shares of Common Stock, each of which were valued at $0.25 per share in pre-split terms, were issued to the following individuals, each of whom were then unrelated to the Company, in an arms length transaction, as consideration for past oil and gas related operational and technical services rendered to the Company in connection with the Company's transition into the oil and gas exploration and production line of business. Note that the shares set forth below reflect the 8.25-for-1 forward stock split effective on January 17, 2003.

      Individual                            Shares         Value of Services
      ----------                            ------         -----------------

Joseph Merback                              49,500              $1,500
Moni Minhas                                100,238              $3,038
Dr. R.M. Bustin                            100,238              $3,038
A.F. (Abby) Badwi                           49,500              $1,500
Patrick D. O'Brien                         608,025             $18,425
Christopher P. O'Brien                      49,500              $1,500
Bobby G. Solomon                           608,025             $18,425
Kendell V. Tholstrom                       608,025             $18,425
Edward C. Arko                             150,150              $4,550
Wayne P. and Joan R. Neumiller             608,025             $18,425
Michael J. Neumiller                       608,025             $18,425
Neal P. Neumiller                          608,025             $18,425
Larry J. Linn                              100,238              $3,038
Andrew P. Calerich                         499,950             $15,150


     These shares were issued in reliance upon exemptions from registration, including but not limited to, Section 4(2) and Regulation D. These shares were offered without a general solicitation pursuant to limited offering exemptions under state securities laws. The shares were issued with a legend restricting resale.

EXHIBITS

Exhibit No.                             Description
-----------   ------------------------------------------------------------------

3(i)          Articles of Incorporation of the Company. (1)

3(ii)         Amendment to Articles of Incorporation of the Company. (2)

3(ii)         Bylaws of the Company (as revised on December 12, 2002). (3)

4(i)          2004 Stock Option Plan. (4)

5 Opinion of Patton Boggs LLP concerning the legality of the securities being registered. Filed herewith.

10(i) January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC.
              (2)

10(ii) January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (5)

10(iii) Model Form Operating Agreement dated February 18, 2003. (3) 10(iv) Employment Agreement between the Company and Andrew P. Calerich. (6)

14(i)         Code of Ethics. (7)

23(i)         Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

23(ii)        Consent of Wheeler Wasoff. Filed herewith.

23(iii)       Consent of Clyde Bailey, P.C. Filed herewith.

--------------------


(1) Incorporated by reference from the Company's Form 10-SB, file number 000-31547, filed on September 18, 2000.

(2) Incorporated by reference from the Company's Current Report on Form 8-K filed on February 3, 2003.

(3) Incorporated by reference from the Company's Form 10-KSB/A, filed on November 19, 2003.

(4) Incorporated by reference from the Company's Definitive Proxy Statement, filed on June 16, 2004.

(5) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(6) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed on November 19, 2003.

(7) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

                                  UNDERTAKINGS


The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (c) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy .as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on December 3, 2004.


                                            American Oil & Gas, Inc.,
                                            Nevada corporation

                                            By:      /s/ Patrick D. O'Brien
                                                --------------------------------
                                                     Patrick D. O'Brien
                                            Its:     Chief Executive Officer
                                                     and Chairman of the Board


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.


By:   /s/ Patrick D. O'Brien                                    December 3, 2004
   ----------------------------------------------------
     Patrick D. O'Brien
     Chief Executive Officer and Chairman of the Board
     (Principal Executive Officer)

By:   /s/ Andrew P. Calerich                                    December 3, 2004
   ----------------------------------------------------
     Andrew P. Calerich
     Director, President and Chief Financial Officer
     (Principal Financial and Officer)

By:   /s/ Alan Gelfand                                          December 3, 2004
   ----------------------------------------------------
     Alan Gelfand
     Director

By:   /s/ Kendell Tholstrom                                     December 3, 2004
   ----------------------------------------------------
     Kendell Tholstrom
     Director, Secretary and Treasurer

By:   /s/ Moni Minhas                                           December 3, 2004
   ----------------------------------------------------
     M.S. ("Moni") Minhas
     Director

By:   /s/ Nick DeMare                                           December 3, 2004
   ----------------------------------------------------
     Nick DeMare
     Director